UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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QAD Inc.
(Name of Registrant as Specified In Its Charter)

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QAD Inc.
100 Innovation Place
Santa Barbara, California 93108
805-566-6000

May 3, 2016

To All QAD Inc. Stockholders:

On behalf of the Board of Directors of QAD Inc. (“QAD” or the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders of QAD to be held at the QAD corporate headquarters located at 100 Innovation Place, Santa Barbara, California, on Tuesday, June 14, 2016 at 8:00 a.m. local time. We will again be using the “Notice and Access” method of providing proxy materials to stockholders via the Internet. We believe that this process continues to provide stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

On or about May 3, 2016, we will mail a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders of record as of April 18, 2016, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice will include instructions on how to access an electronic copy of our proxy materials, the proxy statement, our 2016 Annual Report on Form 10-K, and instructions with respect to how to vote your shares, as well as instructions on how to request a printed copy of our proxy materials. Details regarding the business to be conducted at the annual meeting are described in the Notice and proxy statement.

Your vote is important. Whether or not you plan to attend the annual meeting, you are urged to vote your shares as promptly as possible to ensure your representation at the annual meeting. Please review the instructions on the Notice regarding voting, as well as the question and answer section in the first part of this proxy statement.

We look forward to seeing you at the Annual Meeting.

Sincerely,
Karl F. Lopker

Chief Executive Officer

QAD INC.
NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	8:00 a.m. local time on June 14, 2016

PLACE:	QAD Inc. 100 Innovation Place Santa Barbara, CA 93108

ITEMS OF BUSINESS:	(1)	To elect six directors to serve until the next Annual Meeting of Stockholders;
	(2)	To approve, on a non-binding advisory basis, the compensation paid to our Named Executives;
	(3)	To approve the QAD Inc. 2016 Stock Incentive Program;
	(4)	To approve the non-employee director equity award limitations under the 2016 Stock Incentive Program; and
	(5)	To transact any other business that may properly come before the meeting or any postponement or adjournment thereof.

WHO CAN VOTE:	You are entitled to vote if you were a stockholder of record at the close of business on the record date of April 18, 2016.

VOTING BY PROXY:
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

MEETING ADMISSION:
You are entitled to attend the Annual Meeting only if you are a stockholder of record as of the close of business on April 18, 2016, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of QAD stock on the record date. Stockholders and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 14, 2016. The proxy materials, including this proxy statement and our Annual Report on Form 10-K are available on the following website: www.proxyvote.com

By Order of the Board of Directors

Daniel Lender

Corporate Secretary

Santa Barbara, California
May 3, 2016

QAD Inc.
100 Innovation Place
Santa Barbara, California 93108
805-566-6000

PROXY STATEMENT

We are providing these proxy materials in connection with QAD Inc.’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”). The Notice of Internet Availability of Proxy Materials (the “Notice”), this proxy statement and the accompanying proxy card or voting instruction card, including an Internet link to our previously filed 2016 Annual Report on Form 10-K, were first made available to stockholders on or about May 3, 2016. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

FREQUENTLY ASKED QUESTIONS

What is a “proxy”?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Karl F. Lopker and Pamela M. Lopker have been designated as proxies for our 2016 annual meeting of stockholders.

Who is soliciting my vote?

The Board of Directors of QAD is soliciting your vote at the Annual Meeting.

What is the purpose of the Annual Meeting?

You will be asked to:

•	Vote to elect six directors as nominated;
•	Approve, on a non-binding advisory basis, the compensation paid to our Named Executives as defined below;
•	Approve the QAD Inc. 2016 Stock Incentive Program;
•	Approve the non-employee director equity award limitations under the 2016 Stock Incentive Program; and
•	Transact any other business that may properly come before the meeting.

What are the Board of Directors’ recommendations?

Matter	Board Vote Recommendation
Election of Directors	FOR EACH DIRECTOR NOMINEE
Advisory vote on executive compensation	FOR
QAD Inc. 2016 Stock Incentive Program	FOR
Non-employee director equity award limitations	FOR

Who is entitled to vote at the Annual Meeting?

The Board of Directors set April 18, 2016 as the record date for the Annual Meeting. All stockholders who owned QAD common stock at the close of business on April 18, 2016, or their duly appointed proxies, may attend and vote at the Annual Meeting.

Who can attend the Annual Meeting?

Only stockholders as of the record date, and any stockholder’s spouse or duly appointed proxy, may attend. No guests will be allowed to attend the Annual Meeting.

What do I need to be admitted to the Annual Meeting?

In order to be admitted to the Annual Meeting, a stockholder must present photo identification, such as a driver’s license, and proof of ownership of QAD stock on the record date, such as the Notice, a brokerage statement or letter from a bank or broker indicating ownership on the record date, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a paper copy of proxy materials?

We are permitted to furnish proxy materials, including this proxy statement and our 2016 Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may vote. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Can I vote my shares by filling out and returning the Notice?

No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote and how to request paper copies of the proxy materials.

Why didn’t I receive a notice in the mail regarding the Internet availability of proxy materials?

Stockholders who previously elected to access proxy materials over the Internet will not receive the Notice in the mail. You should have received an email with links to the proxy materials and online proxy voting. Additionally, if you previously requested paper copies of the proxy materials or if applicable regulations require delivery of the proxy materials, you will not receive the Notice.

If you received a paper copy of the proxy materials or the Notice by mail, you can eliminate all such paper mailings in the future by electing to receive an email that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. To request electronic delivery, please go to the website provided on your proxy card or voting instruction card.

What are my voting rights?

You have one-twentieth (1/20th) of a vote for each share of QAD Class A common stock you owned at the close of business on the record date and one (1) vote for each share of QAD Class B common stock you owned at the close of business on the record date, provided each share was either held directly in your name as the stockholder of record or held for you as the beneficial owner through a broker, bank or other nominee (“Nominee”). There is no cumulative voting available in connection with the election of directors.

What is the difference between holding shares as a stockholder of record and beneficial owner?

Most of our stockholders hold their shares through a Nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with QAD’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and this Notice or the proxy materials are being sent directly to you by QAD. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a Nominee, you are considered the beneficial owner of the shares which are held in “street name” and these proxy materials are being forwarded to you by your Nominee, who is considered the stockholder of record with respect to these shares. As the beneficial owner, you have the right to direct your Nominee on how to vote your shares. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver a proxy from your Nominee.

How many votes can be cast by all stockholders?

On the record date, we had 15,604,383 shares of Class A common stock outstanding and entitled to vote with 780,219 votes and 3,204,406 shares of Class B common stock outstanding and entitled to vote with 3,204,406 votes, for a total of 3,984,625 votes that may be cast.

How many votes must be present to hold the Annual Meeting?

A majority of the voting power of our outstanding shares as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting, vote by telephone or vote via the Internet, or a proxy card has been properly submitted by you or on your behalf. Both abstentions and proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (“broker non-votes”) are counted as present for the purpose of determining the presence of a quorum.

How many votes are required to elect director nominees?

Directors are elected by a plurality of the votes cast. That means the six (6) individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person, electronically, telephonically or by proxy) will be elected. If you withhold authority to vote with respect to the election of some or all of the nominated directors, your shares will not be voted with respect to those nominated directors indicated. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominated directors. Abstentions and broker non-votes will also have no effect on the vote.

How many votes are required to adopt the other proposals?

All of the other proposals will be approved if such proposals receive the affirmative vote of a majority of the votes cast on the matter. If your shares are represented at the Annual Meeting but you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on a particular matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal. Broker non-votes will be counted as present for purposes of establishing a quorum, but will not have any effect on the outcome of these proposals because they are not treated as votes cast.

Your vote on Proposal 2 (vote on executive compensation) is advisory, which means the result of the vote is non-binding on the Company. Although the vote is non-binding, the Compensation Committee of the Board values the opinions of QAD’s stockholders and will review and consider the voting results when making future decisions regarding executive compensation.

Is my vote confidential?

All proxies, ballots and vote tabulations that identify stockholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy. Your vote will not be disclosed to anyone, other than the independent tabulator, without your consent.

Who will count the votes and where can I find the voting results?

Broadridge Financial Solutions, Inc. will tabulate the voting results. We will announce the preliminary voting results at the Annual Meeting and will publish the results by filing a current report on Form 8-K with the SEC within four business days of the Annual Meeting.

What if I don’t provide a proxy or, do provide a proxy, but don’t give specific voting instructions?

If no proxy is returned or if a proxy is signed and returned but no specific instructions are given on one or more of the issues to be voted upon, proxies will be voted in accordance with applicable rules, laws and regulations as follows:

Stockholder of Record. If you are a stockholder of record and you do not return a proxy, your shares will not be voted at our Annual Meeting and your shares will not be counted for purposes of determining a quorum.

If you are a stockholder of record and you indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors, or you return a signed proxy card but do not indicate how you wish to vote, then to the extent you did not specify a choice, your shares will be voted:

•	in accordance with the recommendations of the Board of Directors on all matters presented in this proxy statement; and
•	as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions on such matter.

Beneficial Owner. Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If you are a beneficial owner and you do not return a proxy, or you do provide a proxy, but you fail to specify your voting instructions, your broker may in some cases vote the shares in the broker’s discretion. However, brokers are precluded from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Brokers cannot vote on Proposals 1, 2, 3 or 4 without instructions from the beneficial owners. If you are a beneficial owner and do not instruct your broker how to vote on the election of directors, your broker will not vote for you. Broker non-votes will not affect the outcome of the vote on Proposal 1 as long as a quorum is present. Broker non-votes will not have an effect on Proposals 2, 3 and 4 as long as a majority of the shares represented and voting at the meeting cast their votes in favor of these proposals.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Even if you voted by telephone or on the Internet or if you signed and delivered the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote any time before it is exercised by giving written notice to the Corporate Secretary specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or by timely delivery of a valid, later-dated proxy or by voting in person by ballot at the Annual Meeting.

What does it mean if I receive more than one Notice, proxy or voting instruction card?

It generally means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy cards and voting instruction cards you receive.

How do I vote?

Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you requested printed materials and choose to vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on June 13, 2016.

Vote on the Internet. If you are a stockholder of record, you may submit your proxy by going to www.proxyvote.com and following the instructions provided in the Notice. If you requested printed proxy materials, you may follow the instructions provided with your proxy materials and on your proxy card. If your shares are held with a broker, you will need to go to the website provided on your Notice or voting instruction card. Have your Notice, proxy card or voting instruction card in hand when you access the voting website. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone. If you are a stockholder of record, you can also vote by telephone by dialing 1-800-690-6903. If your shares are held with a broker, you can vote by telephone by dialing the number specified on your voting instruction card. Voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. Have your Notice, proxy card or voting instruction card in hand when you call.

Vote by Mail. If you have requested printed proxy materials, you may choose to vote by mail, by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. If the envelope is missing and you are a stockholder of record, please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. If the envelope is missing and your shares are held with a broker, please mail your completed voting instruction card to the address specified therein. Please allow sufficient time for mailing if you decide to vote by mail.

Please note that if you received a Notice, you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet or by phone and how to request paper copies of the proxy materials.

Voting at the Annual Meeting. The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares voted electronically, telephonically, or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

Who pays for the solicitation of proxies?

QAD will bear the expense of printing and mailing Notices and proxy materials. In addition to the solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. They will not be paid any additional compensation for such solicitation. We will request Nominees who hold shares of common stock in their names to furnish Notices and proxy material to beneficial owners of the shares. We will reimburse such Nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Are there any other matters to be voted on at the Annual Meeting that are not included in the proxy?

We are not currently aware of any other business to be acted upon at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, your proxy will have the right, in his or her discretion, to vote or act on those matters according to the proxy’s best judgment.

Adjournment may be approved by the holders of shares representing a majority of votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

Exemptions for a Controlled Company Election

The NASDAQ Stock Market has established specific exemptions from its listing standards for controlled companies, i.e., companies of which more than 50% of the voting power is held by an individual, a group or another entity. QAD is a controlled company by virtue of the fact that Ms. Pamela M. Lopker, President and Chairman of the Board, and Mr. Karl F. Lopker, Chief Executive Officer (“CEO”) and Director, jointly control the majority of votes in QAD’s stock. Please see “Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners” beginning on page 21 of this proxy statement for additional information.

The Company has elected to rely upon certain of the exemptions provided in the rules for a controlled company. Specifically, the Company will rely on exceptions to the requirements that listed companies (i) have a majority of independent directors or a compensation committee comprised solely of independent directors, (ii) select, or recommend for the Board’s selection, director nominees by a majority of independent directors or a nominating committee comprised solely of independent directors, (iii) determine officer compensation by a compensation committee comprised solely of independent directors or by a majority of the Board upon recommendation of a compensation committee comprised solely of independent directors and (iv) satisfy certain responsibilities of the compensation committee prior to retaining or receiving advice from a compensation consultant, legal counsel or other advisor to the compensation committee. Notwithstanding the fact that QAD is a controlled company, QAD’s current practices include (i) having a majority of independent directors, (ii) selecting director nominees by the full Board of Directors and (iii) determining officer compensation by a majority of independent directors or a compensation committee comprised solely of independent directors.

Annual Report

If you would like a copy of our 2016 Annual Report on Form 10-K, we will send you one without charge. Please call 805-566-5139 or write to request a copy:

QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attn: Investor Relations

The Annual Report on Form 10-K and this proxy statement are available in the Investor Relations section of the QAD Internet site at www.qad.com. The SEC also maintains an Internet site at http://www.sec.gov that contains all SEC filings made by QAD.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting, stockholders will elect six directors to hold office until our next Annual Meeting of Stockholders. The directors shall serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted by the proxy holders for such substitute nominee designated by our Board of Directors. We are not aware that any of the nominees will be unable or unwilling to serve as director.

Directors

The following incumbent directors are being nominated for re-election to the Board: Karl F. Lopker, Pamela M. Lopker, Scott J. Adelson, Lee D. Roberts, Leslie J. Stretch and Peter R. van Cuylenburg. Please see “Information Concerning the Nominees for Election” beginning on page 13 of this proxy statement for information concerning each of our incumbent directors standing for re-election.

Required Vote

Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward a nominee’s total. If you do not vote for a particular nominee or indicate that you “WITHHOLD AUTHORITY” to vote for a particular nominee, your withholding will have no effect on the election of directors.

The Board of Directors recommends a vote for the election of the nominated directors.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to hold an advisory vote of our stockholders at least once every three years to approve the compensation of our Named Executives. Consistent with the advisory vote of stockholders at our 2013 Annual Meeting on the frequency of such proposal, our Board of Directors has chosen to hold this vote annually. This vote is not intended to address any specific item of compensation or specific Named Executive, but rather the overall compensation of all of our Named Executives and the compensation philosophy, policies and practices described in this proxy statement. QAD discloses those items in the “Executive Compensation” and “Compensation Discussion and Analysis” sections of this proxy statement beginning on page 23.

As described in the “Compensation Discussion and Analysis,” we design our executive compensation programs to attract and retain highly-talented and productive Named Executives; align the interests of the Named Executives with the interests of the stockholders; provide incentives for the Named Executives to achieve strategic and financial goals; and reward the Named Executives for performance that enhances stockholder value. A meaningful portion of our Named Executives’ compensation is at risk, reflecting our emphasis on pay that reflects performance and drives long-term stockholder value. We believe our compensation program, as a whole, promotes our objectives in both the short and long term.

As an advisory vote, this proposal is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions on our executive compensation programs.

We ask you to approve the following resolution:

“RESOLVED, that the compensation paid to QAD’s Named Executives, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board of Directors recommends a vote for the approval, on a non-binding, advisory basis, of the resolution set forth above relating to the compensation paid to our Named Executives.

PROPOSAL NO. 3

APPROVAL OF QAD INC. 2016 STOCK INCENTIVE PROGRAM

Summary of the QAD Inc. 2016 Stock Incentive Program

The following is a summary of the principal features of the QAD 2016 Stock Incentive Program (the “2016 Program”). The complete text of the 2016 Program is filed as Exhibit A to this proxy statement and the following summary is qualified in its entirety by reference to the 2016 Program document. In April 2016, the Board of Directors adopted the 2016 Program. However, no awards may be issued under the 2016 Program unless approved by a majority of the Company’s stockholders. Under the 2016 Program, the Board of Directors, or its designated administrators, has the flexibility to determine the type and amount of awards to be granted to eligible participants.

Purpose, structure, awards and eligibility. The 2016 Program is intended to secure for QAD and its stockholders the benefits arising from ownership of common stock by individuals employed or retained by QAD who will be responsible for the future growth of the enterprise. The 2016 Program is designed to help attract and retain superior personnel for positions of substantial responsibility, and to provide individuals with an additional incentive to contribute to our success. The 2016 Program will replace the expiring QAD 2006 Stock Incentive Program (the “2006 Program”) and enable QAD to continue to offer competitive equity-based compensation in accordance with its compensation philosophy.

The 2016 Program is composed of five parts and the program administrators may make the following types of awards under the 2016 Program:

(1)	incentive stock options under the Incentive Stock Option Plan;
(2)	nonqualified stock options under the Nonqualified Stock Option Plan;
(3)	restricted shares under the Restricted Shares Plan;
(4)	stock appreciation rights (“SARs”) under the Stock Appreciation Rights Plan; and
(5)	specified other stock rights under the Other Stock Rights Plan, which may include the issuance of units representing the equivalent of shares of common stock, payments of compensation in the form of shares of common stock and rights to receive cash or shares of common stock based on the value of dividends paid on a share of common stock.

Officers, directors, employees, consultants and other independent contractors or agents of QAD or our subsidiaries who are responsible for or contribute to the management, growth or profitability of our business are eligible for selection by the program administrators to participate in the 2016 Program; provided, however, that incentive stock options granted under the Incentive Stock Option Plan may only be granted to persons who are employees of QAD and its subsidiaries. We currently have approximately 1,680 employees, including officers and directors, and four non-employee directors who are eligible to participate in the 2016 Program.

Shares subject to the 2016 Program. The maximum aggregate number of shares of Common Stock subject to the 2016 Program is 4,000,000 Class A shares. Upon stockholder approval of the 2016 Program, no further awards will be granted under the 2006 Program after June 30, 2016; provided, however, we may continue to issue shares under the 2006 Program to satisfy already outstanding equity incentives. The shares of common stock issuable under the 2016 Program may be authorized but unissued shares, shares issued and reacquired, or shares purchased by the Company on the open market. If any of the awards granted under the 2016 Program expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited awards will again be available for purposes of the 2016 Program. Shares tendered, held back or otherwise not issued upon exercise of an option or a stock appreciation right or settlement of an award to cover the exercise price or tax withholding revert back to the 2016 Program and will again be available for purposes of the 2016 Program.

Limitations on Awards. No individual may receive in any calendar year (i) a total of more than 250,000 Class A shares of Common Stock subject to grants of incentive stock options, nonqualified options or stock appreciation rights in such calendar year, (ii) a total of more than 125,000 Class A shares of Common Stock in restricted shares or other stock rights, and (iii) dividend equivalent rights with respect to more than 125,000 Class A shares of Common Stock.

In addition to the foregoing limitations, awards granted under the 2016 Program to any non-employee director in any one calendar year may not have a value in excess of $250,000, as determined for the Company’s financial accounting purposes as of the date of grant.

Exercise Price and Term of Options and SARs. Options and stock appreciation rights must be granted with an exercise price that is not less than 100% of the fair market value of the Class A shares of Common Stock on the date of grant and for a term of not more than 10 years. For an optionee who holds more than 10% of the voting power of all classes of the Company’s stock, the exercise price for incentive stock options must be at least 110% of fair market value of the Class A shares of Common Stock on the date of grant and the option term not more than five years.

No Repricing of Options or SARs. The 2016 Program precludes reducing the exercise price of options and stock appreciation rights or exchanging them for options or stock appreciation rights having a lower exercise price, without the approval of a majority of the Company’s stockholders.

Performance Criteria. Awards may be granted under the 2016 Program that are intended to meet the requirements necessary to qualify as “performance based” for purpose of the $1 million annual limitation on deductibility of compensation to certain “covered employees” set forth in Section 162(m) of the Internal Revenue Code of 1986 as amended (the “Code”). The 2016 Program contains the following performance-based business criteria, which may be used either on a business unit or Company-specific basis or in comparison with peer group performance: net sales; gross sales; return on net assets; return on assets; return on equity; return on capital; return on revenues; asset turnover; economic value added; total stockholder return; net income; pre-tax income; operating profit margin; net income margin; sales margin; market share; inventory turnover; days sales outstanding; sales growth; capacity utilization; increase in customer base; cash flow; book value; share price performance (including options and stock appreciation rights tied solely to appreciation in the fair market value of the shares); earnings per share; stock price earnings ratio; earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”); earnings before interest and taxes (“EBIT”); or EBITDA, EBIT or earnings before taxes and unusual or nonrecurring items as measured either against the annual budget or as a ratio to revenue. Stockholders voting to approve the 2016 Program are approving the use of these performance criteria for awards intended to be “performance based” for purposes of Section 162(m) of the Code.

Effective date and duration. All of the plans under the 2016 Program become effective on July 1, 2016, subject to the approval of the 2016 Program by the Company’s stockholders. The 2016 Program will continue in effect until July 1, 2026 unless sooner terminated under the general provisions of the 2016 Program.

Administration; Amendment. The 2016 Program is administered by the Board of Directors or by a committee appointed by the Board. That committee must consist of not less than two directors who are:

•	non-employee directors within the meaning of SEC Rule 16b-3 under the Securities Exchange Act of 1934, so long as non-employee director administration is required under Rule 16b-3; and
•	outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986 as amended (the “Code”), so long as the Company chooses to qualify awards to executives as “performance-based compensation” under Section 162(m) of the Code.

Subject to these limitations, the Board of Directors may from time to time remove members from the committee, fill all vacancies on the committee and select one of the committee members as its chair. The program administrators may hold meetings when and where they determine, will keep minutes of their meetings, and may adopt, amend and revoke rules and procedures in accordance with the terms of the 2016 Program. The 2016 Program is presently administered by the directors who serve on the Compensation Committee of the Board.

The program administrators may at any time amend or revise the terms of the 2016 Program, including the form and substance of the award agreements to be used; provided, however, that, except as provided in the 2016 Program, without approval by the stockholders of the Company, no amendment or revision shall (a) increase the maximum aggregate number of shares that may be sold or distributed pursuant to awards granted or stock sold and purchased under the 2016 Program, except as permitted under the 2016 Program for stock splits, stock dividends, reorganizations, recapitalizations and the like; (b) change the minimum purchase price for shares subject to stock options or the exercise price of a stock appreciation right; (c) increase the maximum term established for any award; (d) permit the granting of an award to anyone other than as authorized under the 2016 Program; or (e) extend the term of the 2016 Program.

U.S. Federal Income Tax Consequences

Option Grants

Options granted under the 2016 Program may be either incentive stock options which satisfy the requirements of Section 422 of the Code or nonqualified stock options which are not intended to meet those requirements. The federal income tax treatment for nonqualified stock options and incentive stock options are as follows:

•	Incentive Stock Options. No taxable income is recognized by an optionee upon the grant of an incentive stock option. Generally, the optionee will not recognize ordinary income in the year in which the option is exercised although the optionee’s gain from exercise may be subject to alternative minimum tax. If the optionee sells the underlying shares acquired under the option within two years after the option grant date or within one year of the option exercise date, then this is treated as a disqualifying disposition, and the optionee will be taxed in the year of disposition on the gain from exercise, but not exceeding the gain from disposition, as ordinary income and the balance of the gain from disposition, if any, as short-term or long-term capital gain. QAD will be entitled to an income tax deduction that equals the amount of the optionee’s compensatory ordinary income. If the optionee does not make a disqualifying disposition, then QAD will not be entitled to a tax deduction.
•	Nonqualified Stock Options. No taxable income is recognized by an optionee upon the grant of a nonqualified stock option. Generally, the optionee will recognize ordinary income in the year in which the option is exercised. The amount of ordinary income will equal the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. QAD and the optionee are required to satisfy the tax withholding (for employee optionees) and reporting requirements applicable to that income. QAD will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to exercised nonqualified stock options. QAD will generally receive the tax deduction in the taxable year that the ordinary income is recognized by the optionee.

Restricted Shares Plan

•	Generally, restricted shares are not taxable to the grantee at the time of grant, but instead, when the restrictions lapse, the grantee will have ordinary income equal to the difference between the fair market value of the shares on the vesting date and any amount paid for the shares. Alternatively, at the time of the grant, the grantee may elect under Section 83(b) of the Code to include as ordinary income in the year of the grant, an amount equal to the difference between the fair market value of the granted shares on the grant date and any amount paid for the shares. If the Section 83(b) election is made, the grantee will not recognize any additional compensation income when the restrictions lapse, but may have capital gain income or loss upon sale of the shares. Subject to Section 162(m) of the Code and the satisfaction of applicable withholding and reporting obligations, QAD will be entitled to an income tax deduction equal to the ordinary income recognized by the grantee in the year in which the grantee recognizes such income.

Stock Appreciation Rights

•	A 2016 Program participant who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. QAD and the participant are required to satisfy the tax withholding (for employee participants) and reporting requirements applicable to that income. QAD will be entitled to an income tax deduction equal to the appreciation distribution in the taxable year that the ordinary income is recognized by the participant.

Other Stock Rights

•	Generally, a 2016 Program participant who is granted other stock rights will recognize ordinary income in the year of the grant of the right, if a present transfer of stock or value is made to the participant, or in the year of payment if no present transfer occurs, such as in the case of performance shares, restricted stock units or dividend equivalent rights. That income will generally be equal to the fair market value of the granted right or payment. QAD will generally be entitled to an income tax deduction equal to the income recognized by the participant on the grant or payment date for the taxable year in which the ordinary income is recognized by the participant.

Deductibility of executive compensation

We anticipate that any compensation deemed paid by QAD in connection with the disqualifying disposition of incentive stock options and the exercise of nonqualified stock options granted with exercise prices equal to or greater than the fair market value of the shares on the grant date will not be subject to the Code Section 162(m) $1 million limitation per covered employee on the deductibility of the compensation paid to certain executive officers of QAD. Accordingly, we believe all compensation deemed paid under the 2016 Program with respect to those dispositions and exercises will remain deductible by QAD without limitation under Code Section 162(m).

The 2016 Program also specifies performance criteria (listed above) that may be used by the program administrator in granting awards to executive officers whose compensation may be subject to the Code Section 162(m) $1 million annual limitation on deductible compensation. This is to permit the grant of performance based restricted shares or other performance based stock awards providing compensation that is deductible by QAD without limitation under Code Section 162(m).

Stockholder Approval

QAD is seeking stockholder approval of the 2016 Program, including the 4,000,000 Class A shares of common stock reserved under the 2016 Program, the persons eligible to participate in the 2016 Program, the annual limitation on awards to individual participants and the performance criteria that may be used for granting performance-based awards. The Board believes that it is in the best interest of QAD to have a comprehensive equity incentive program which will provide a meaningful opportunity for officers, directors, employees, consultants and other independent contractors or agents of QAD or our subsidiaries to acquire a substantial proprietary interest in QAD. The Board believes this will encourage those individuals to remain in QAD’s service and more closely align their interests with those of the stockholders, and at the same time provide the Company with the flexibility to manage the impact the 2016 Program has on stockholder dilution.

Equity Compensation Plan Information

Information as of January 31, 2016 regarding equity compensation plans approved and not approved by stockholders (without regard to the 2016 Program) is summarized in the following table:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by stockholders	3,212,629	(1)	$14.74	(2)	1,555,398
Equity compensation plans not approved by stockholders	—		—		—
Total	3,212,629		$14.74		1,555,398
(1)	Includes 2,595,703 shares subject to outstanding SARs and 616,926 shares issuable upon vesting of outstanding restricted stock units (“RSUs”).
(2)	The weighted-average exercise price does not include outstanding RSUs.

Required Vote

QAD must receive the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and casting votes on this proposal at the meeting in order to approve this Proposal 3. If you are present in person or represented by proxy at the meeting and abstain from voting on this proposal, it has the same effect as if you voted “AGAINST” the proposal. In addition, if your shares are held in a brokerage account and you do not instruct your broker on how to vote on this proposal, your broker will not be able to vote your shares on this proposal and your shares will be treated as not having been voted on this proposal.

The Board of Directors recommends a vote
for the approval of the 2016 Program.

PROPOSAL NO. 4

NON-EMPLOYEE DIRECTOR EQUITY AWARD LIMITATIONS

The 2016 Program (for which stockholder approval is being sought under Proposal No. 3) limits the awards that may be granted to any participant in any calendar year to (i) a total of no more than 250,000 Class A shares of Common Stock subject to grants of incentive stock options, nonqualified stock options and stock appreciation rights, (ii) a total of no more than 125,000 Class A shares of Common Stock in restricted shares, performance shares or restricted stock units, and (iii) dividend equivalent rights with respect to no more than 125,000 Class A shares of Common Stock.

In addition to these limitations applicable to all 2016 Program participants, the Board has determined that a reasonable and meaningful limitation, specific to non-employee members of the Board, should be placed on the maximum aggregate value of awards that may granted under the 2016 Program to any non-employee director in any one calendar year. To implement this, the 2016 Program, as adopted by the Board, precludes the grant of awards to any non-employee director in any one calendar year having a grant date value in excess of $250,000, as determined for the Company’s financial accounting purposes as of the date of grant. The Board has determined that annual equity compensation to each non-employee director of up to $250,000 is reasonable compensation for such directors’ service on the Company’s Board.

The value of equity awards made to each of the Company’s non-employee directors for the 2016 fiscal year under the 2006 Program and the equity compensation program currently provided to non-employee directors of the Company, which is described under the heading “DIRECTOR COMPENSATION - Non-Employee Director Equity Compensation” beginning on page 19 of this proxy statement, was $104,440. This value fell well under this limitation.

QAD is seeking stockholder approval of the specific limitation set forth in the 2016 Program on the maximum aggregate value of awards that may be granted under the 2016 Program to any non-employee director in any one calendar year. Stockholder approval of this proposal approves and authorizes annual equity compensation to each non-employee director having a value of up to $250,000, as determined for the Company’s financial accounting purposes as of the date of grant, and determines such amount to be reasonable annual compensation for such directors’ service on the Board. In the event stockholder approval of this Proposal 4 is not obtained but stockholder approval of Proposal 3 is obtained, the limitation on the maximum aggregate value of awards that may be granted under the 2016 Program as set forth above will still continue to be part of the 2016 Program.

Required Vote

QAD must receive the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and casting votes on this proposal at the meeting in order to approve this proposal. If you are present in person or represented by proxy at the meeting and abstain from voting on this Proposal 4, it has the same effect as if you voted “AGAINST” the proposal. In addition, if your shares are held in a brokerage account and you do not instruct your broker on how to vote on this proposal, your broker will not be able to vote your shares on this proposal and your shares will be treated as not having been voted on this proposal.

The Board of Directors recommends a vote for the approval
of the non-employee director equity award limitations

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may properly come before the meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ELECTION OF DIRECTORS

Nominees for Director

There are six nominees for election to the Board of Directors at the Annual Meeting. Valid proxies received will be voted, unless contrary instructions are given, to elect the nominees named in the following table. Should any nominee decline or be unable to accept the nomination to serve as director, an event that we do not currently anticipate, your proxy will have the right, in his or her discretion, to vote for a substitute nominee designated by the Board of Directors, to the extent consistent with the QAD Certificate of Incorporation and its Bylaws. If elected, the nominees will hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

The Board oversees our business, assets, affairs, performance and financial integrity. Four of the six director nominees are independent as defined under the rules and regulations of the NASDAQ Market System and two are members of management.

The Board believes that each director nominee possesses the qualities and experience required for membership on the Board. The Board seeks out, and the Board is comprised of, individuals whose background and experience complement other Board members. The nominees for election to the Board, together with biographical information furnished by each of them, are set forth below. Other than Karl F. Lopker and Pamela M. Lopker, who are married to each other, there are no family relationships among executive officers and directors of the Company. All nominees have been directors since last year’s Annual Meeting.

Nominee for Director to Hold Office Until 2017	Age	Director Since	Position with the Company	Current Standing Committees
Karl F. Lopker	64	1986	Chief Executive Officer, Director	None
Pamela M. Lopker	61	1986	President, Chairman of the Board	None
Scott J. Adelson	55	2006	Director	Compensation
Lee D. Roberts	63	2008	Director	Audit, Compensation (Chairman), Governance
Leslie J. Stretch	54	2014	Director	Audit, Governance
Peter R. van Cuylenburg	68	1997	Director	Audit (Chairman), Compensation, Governance (Chairman)

Information Concerning the Nominees for Election

Karl F. Lopker. Chief Executive Officer of QAD Inc. Mr. Lopker has served as CEO and as a director of the Company since joining QAD in 1986. Previously, he founded Deckers Outdoor Corporation in 1973 and was its President until 1981. Mr. Lopker is certified in Production and Inventory Management by the American Production and Inventory Control Society. He received a Bachelor of Science degree in Electrical Engineering from the University of California, Santa Barbara. Mr. Lopker is married to Pamela M. Lopker, Chairman of the Board and President of QAD. The Board nominated Mr. Lopker to serve as a director based on his industry expertise, knowledge of QAD’s customer base, strategic counsel and extensive history with QAD. His in-depth knowledge of the Company, its industry and its customers assists the Board in overseeing management and is important to the Board’s oversight of strategy and risk management. Mr. Lopker also brings strong leadership skills and complex business operational experience to the Board by virtue of his over thirty years of experience as CEO.

Pamela M. Lopker. Chairman of the Board and President of QAD Inc. Ms. Lopker founded QAD in 1979 and has been Chairman of the Board and President since the Company’s incorporation in 1986. Prior to founding QAD, Ms. Lopker served as Senior Systems Analyst for Comtek Research from 1977 to 1979. She is certified in Production and Inventory Management by the American Production and Inventory Control Society. Ms. Lopker earned a Bachelor of Arts degree in Mathematics from the University of California, Santa Barbara. She is married to Karl F. Lopker, Chief Executive Officer of QAD. The Board nominated Ms. Lopker to serve as a director because she is the founder and visionary for the Company, with over thirty-five years of enterprise software company experience, extensive software industry expertise and a deep understanding of the Company’s products, customers, industry and global operational issues. Her history with and knowledge of QAD, combined with her unique skills, is important to the Board’s oversight of long-term strategy and provides the Board with a deep understanding of the Company’s business and operations.

Scott J. Adelson has been a director of the Company since April 2006 and currently serves on the Compensation Committee. He serves as the Co-President of Houlihan Lokey, where he has been employed since 1987. He also serves as their Global Co-Head of Corporate Finance as well as on the Houlihan Lokey Board of Directors. Mr. Adelson has written and commentated extensively on a number of corporate finance and securities valuation subjects for various business publications. He has served on the board of directors of MPA (Motorcar Parts and Accessories) since April 2008. Mr. Adelson is also an active board member of various middle-market businesses as well as prominent non-profit organizations, such as the Lloyd Greif Center for Entrepreneurial Studies and the Board of Leaders at the University of Southern California, Marshall School of Business. The Board nominated Mr. Adelson to serve as a director because of his experience in advising hundreds of companies on a diverse and in-depth variety of corporate finance issues, including mergers and acquisitions and capital structure, which, combined with his experience on the boards of directors of other companies, provides insight to the Board on strategic and financial issues.

Lee D. Roberts has been a director of the Company since January 2008 and currently serves as Chairman of the Compensation Committee, and as a member of the Audit Committee and the Governance Committee. Mr. Roberts is Chief Executive Officer and President of BlueWater Consulting, LLC. Prior to that, Mr. Roberts was General Manager and Vice President for Document Content and Business Process Management at IBM Corporation. Mr. Roberts was with FileNET Corporation from 1997 until its acquisition by IBM in 2006, serving as its Chairman and CEO from 2000 to 2006, its President and CEO from 1998 to 2000 and its President and Chief Operating Officer from 1997 to 1998. Prior to FileNET, Mr. Roberts spent twenty years at IBM where he held numerous senior management, sales and marketing roles. Mr. Roberts currently serves on the boards of Unisys Corporation, where he is Chairman of the Compensation Committee, Compuware Corporation and two private companies. The Board nominated Mr. Roberts to serve as a director because of his extensive executive management experience which enables him to provide strategic counsel important to the Board in its oversight of management. Also, Mr. Robert’s financial expertise brings an understanding of strategy, finance, and mergers and acquisitions that is an important aspect of the makeup of our Board of Directors.

Leslie J. Stretch has been a director of the Company since June 2014 and currently serves as a member of the Audit Committee and the Governance Committee. He has been President and CEO of Callidus Software Inc. since December 2007, having joined Callidus in 2005. While at Callidus, he served in a variety of senior management positions including Senior Vice President, Global Sales, Marketing and On-Demand Business; Senior Vice President, Worldwide Sales; and Vice President, Worldwide Sales. Prior to Callidus, Mr. Stretch served as interim CEO for The Hamsard Group, plc., a software solutions and services provider, and before that in a variety of roles at Sun Microsystems, Inc., most recently as Senior Vice President of Global Channel Sales. Earlier in his career, he held positions with Oracle Corporation. The Board nominated Mr. Stretch to serve as a director of the Company because of his broad-based software company experience over more than 25 years, including increasing responsibilities across small to very large multi-national organizations. His deep understanding of sales organization performance and the knowledge he acquired by leading the transformation of Callidus into a recurring revenue-based business, is well aligned with our corporate strategy.

Peter R. van Cuylenburg, Ph.D. has been a director of the Company since November 1997 and currently serves as Lead Director, Chairman of the Audit Committee and the Governance Committee, and a member of the Compensation Committee. Since 2000, Dr. van Cuylenburg has practiced as an independent advisor to several high-technology companies, involving a variety of concurrent Board memberships listed below and a part-time role as a General Partner in a venture capital fund. He is presently a Director of Verimatrix, Inc. a privately-held company (since June 2006) and a General Partner in Crescendo Ventures (since December 2004). Previously Dr. van Cuylenburg was President and Chief Operating Officer of InterTrust Technologies Corporation from October 1999 to December 1999 and advisor to its Chairman from December 1999 to December 2000. Dr. van Cuylenburg served as President of Quantum Corporation’s DLTtape and Storage Systems Group (DSS) from September 1996 to October 1999. Past board memberships include: ARC International plc (LSE:ARK), Transitive Technologies Ltd., JNI Inc (JNIC), Peregrine Systems Inc. (PRGNQ), ClearSpeed Technologies Group plc, SealedMedia Ltd., Anadigm Ltd., Elixent Ltd., Mitel Corporation (MLT), Dynatech Corporation, NeXT

Computer, Inc., and Cable and Wireless plc. Dr. van Cuylenburg’s career includes executive posts at Xerox Corporation, NeXT Computer, Inc., Cable and Wireless plc. and Texas Instruments. The Board nominated Dr. van Cuylenburg to serve as a director of the Company because of his experience over the past 25 years as a Chairman, CEO, President and EVP of various high technology companies. His leadership skills, experience with strategic, operational and financial issues, and service on the boards of a variety of public companies, including various audit, compensation and governance committees, is important to the Board’s oversight of strategy, risk management, compensation and corporate governance practices.

EXECUTIVE OFFICERS

Set forth below is certain biographical information concerning our executive officers, except for biographical information regarding Karl F. Lopker and Pamela M. Lopker which is provided above under the heading “Information Concerning the Nominees for Election.”

Daniel Lender was first appointed Executive Vice President and Chief Financial Officer in July 2003. Previously, he served as QAD’s Vice President of Global Sales Operations and Vice President of Latin America. Mr. Lender joined QAD in 1998 as Treasurer following a nine-year tenure with the former Republic National Bank of New York, last serving as Vice President and Treasurer of the Bank’s Delaware subsidiary. He earned a master of business administration degree from the Wharton School of the University of Pennsylvania and a bachelor of science degree in applied economics and business management from Cornell University.

Anton Chilton was appointed Executive Vice President, Global Services in June, 2015. He joined QAD in 2004 as Services Director of the Company’s Asia-Pacific region, based in Australia. He subsequently served as Managing Director of QAD Australia and New Zealand from 2006 to 2009. Mr. Chilton transferred to QAD's headquarters in 2009, serving as Senior Vice President – Strategic Global Accounts until 2011, when he became Senior Vice President - Professional Services. Prior to joining QAD, Mr. Chilton held senior roles in global systems integration at Atos Origin and Cap Gemini.

Kara Bellamy has served as Senior Vice President, Corporate Controller and Chief Accounting Officer since January 2008. Previously, she served as QAD’s Director of Finance, Americas beginning in 2006 and joined QAD as Assistant Corporate Controller in 2004. Prior to joining QAD, Ms. Bellamy served as Corporate Controller for Somera Communications, Inc. from 2002 through 2004. Prior to that, she was an audit manager with Ernst & Young. Ms. Bellamy is a Certified Public Accountant (inactive) and received a bachelor of arts degree in business economics with an accounting emphasis from the University of California, Santa Barbara.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors

Our Board of Directors has six members to be elected at the 2016 Annual Meeting. All directors are elected annually for a term that expires at the subsequent Annual Meeting and until their successors are elected and qualified.

Director Independence

Four current directors, Mr. Adelson, Mr. Roberts, Mr. Stretch and Dr. van Cuylenburg, are non-management directors and are each an “independent” director as defined under Rule 5605 of the NASDAQ Stock Market listing standards. Dr. van Cuylenburg has been elected by the independent directors as Lead Director. Two directors are management directors, Mr. Lopker, CEO, and Ms. Lopker, President and Chairman of the Board.

If stockholders or other interested parties wish to communicate with the full Board, the independent directors as a group or any individual director, they may write to QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary or email to directors@qad.com. Further information on how to contact our Board is available through our investor relations Internet site at www.qad.com, under “Investor Relations — Corporate Governance.”

Board Leadership Structure

The Board believes that Mr. Lopker is best suited to serve as our CEO and Ms. Lopker is best suited to serve as the President and Chairman of the Board because of their extensive knowledge of our business, industry and customers, and they are thus most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board believes that having Mr. Lopker in the role of CEO and Ms. Lopker in the role of President and Chairman promotes strategic development and execution, and fosters greater communication between management and the Board, which are essential to effective governance.

Key responsibilities of the Board include developing strategic direction and holding management accountable for the execution of strategy once it is developed. The Board also believes that having Mr. Lopker in the role of CEO and Ms. Lopker as President and Chairman, together with an independent lead director having the duties described below, is in the best interest of QAD’s stockholders because this arrangement provides the appropriate balance between strategic development and oversight of management.

Lead Director

Dr. van Cuylenburg serves as the independent lead director for all meetings of the non-management directors held in executive session. The role of the independent lead director is, among other things, to establish agendas for such executive sessions in consultation with the other directors; to serve as a liaison between the independent directors and the President and the CEO in matters relating to the Board as a whole (although all independent directors are encouraged to freely communicate with the President, the CEO and other members of management at any time); to review meeting schedules to help ensure there is sufficient time for the discussion of all agenda items; and to call meetings of the independent directors as appropriate.

Executive Sessions

The independent directors of the Board are scheduled to meet in executive session, without the Chairman or the CEO present, at every regularly scheduled Board meeting and at additional times as appropriate. They met in executive session on four occasions during fiscal year 2016.

Board of Directors Meetings

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our President, CEO and other officers and members of management, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees. During fiscal year 2016, the Board of Directors held four regularly scheduled meetings and acted by unanimous written consent on two occasions. All current directors attended at least 75% of the aggregate of all meetings of the Board of Directors and of the standing committees of which each director was a member during fiscal year 2016. The Company encourages and expects all members of the Board to attend each annual meeting of stockholders. All current directors were in attendance at the 2015 Annual Meeting.

Standing Committee Meetings

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. For fiscal year 2016, there were three standing committees: Audit, Compensation and Governance.

Standing Committee Membership (* Indicates Chair)

Audit Committee	Compensation Committee	Governance Committee
Lee D. Roberts	Scott J. Adelson	Lee D. Roberts
Leslie J. Stretch	Lee D. Roberts*	Leslie J. Stretch
Peter R. van Cuylenburg*	Peter R. van Cuylenburg	Peter R. van Cuylenburg*

The functions performed by these committees are summarized below.

Audit Committee

The Audit Committee assists the Board in its oversight of management’s fulfillment of its financial reporting and disclosure responsibilities, and its maintenance of an appropriate internal control system. It also appoints the registered public accounting firm to serve as the Company’s independent auditor and oversees the activities of the Company’s internal audit function and compliance function. The current Audit Committee members are Dr. van Cuylenburg, Mr. Roberts and Mr. Stretch.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent auditor engaged to prepare or issue audit reports on the financial statements and internal control over financial reporting of the Company. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. The Audit Committee’s specific responsibilities are delineated in the Audit Committee Charter. The Audit Committee met five times during fiscal year 2016, including meetings to review and discuss each quarterly earnings release prior to its announcement.

Audit Committee Independence and Financial Literacy

All members of the Audit Committee are independent directors. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee, qualifies as an “audit committee financial expert” as that term is defined in the requirements of the Sarbanes-Oxley Act, and meets the independence and financial literacy requirements of the NASDAQ Stock Market.

Compensation Committee

The current Compensation Committee members are Mr. Roberts, Mr. Adelson and Dr. van Cuylenburg, each of whom is “independent” as the term is defined in Rule 5605 of the NASDAQ Stock Market listing standards.

The primary responsibilities of the Compensation Committee are to:

•	establish and review the general compensation policies applicable to the Chief Executive Officer, Chief Financial Officer, President and other executive officers;
•	review and approve the level of compensation, including salaries, fees, benefits, executive incentive plans and perquisites, of the Chief Executive Officer, the President and other executive officers;
•	review and advise the Board concerning the performance of the executive officers;
•	review and advise the Board concerning compensation practices and trends in order to assess the adequacy and competitiveness of the QAD executive compensation programs among comparable companies in our industry;
•	ensure that senior executive incentive plans are administered in a manner consistent with our compensation strategy;
•	administer the stock compensation programs, including determination of the employees and other parties who are to receive grants of stock and the terms of such grants; and
•	review and recommend employment agreements for management and severance arrangements for senior executive officers.

The Compensation Committee’s role includes producing the report on executive compensation. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter. The Compensation Committee held four regularly scheduled meetings during fiscal year 2016.

Compensation Committee Interlocks and Insider Participation

None of QAD’s executive officers currently serves as a director or member of the compensation committee, or of any other committee, of any board of directors of any other entity.

Governance Committee

The current members of the Governance Committee are Dr. van Cuylenburg, Mr. Roberts and Mr. Stretch. The Governance Committee is responsible for the administration of our Code of Business Conduct, continuing Board education and the annual review of our compliance with the governance standards of the NASDAQ Stock Market. QAD’s Board believes strongly that good corporate governance accompanies and greatly aids our long-term business success. The specific responsibilities of the Governance Committee are described in the Governance Committee Charter. The Governance Committee met once during fiscal year 2016.

Nominating Procedures

The Board does not have a formal nominating committee. QAD is a “controlled company” as such term is used in the NASDAQ Stock Market rules and, accordingly, is exempted from certain regulations pertaining to the director nomination process. Please see “Exemptions for a Controlled Company Election” on page 5 of this proxy statement. The Board has determined that director nominees who are not currently serving as directors be recommended for the Board’s selection by a designated committee of one or more directors. These directors do not operate under a charter, but meet as appropriate to recommend nominees to the Board for service on the Company’s Board of Directors and to recommend to the Board such persons to fill any vacancy that may arise between Annual Meetings of the Stockholders. The directors nominated for election identified in this proxy statement, all of whom are existing directors, were nominated unanimously by the full Board.

When evaluating potential director nominees, the committee designated by the Board considers the listing requirements of the NASDAQ Stock Market as well as a potential nominee’s personal and professional integrity, experience in corporate management, time available for service, experience in the Company’s industry, global business and social perspective, experience as a board member of another publicly-held company, ability to make independent analytical inquiries and practical business judgment. QAD does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s business. After potential nominees are evaluated, the committee designated by the Board makes recommendations regarding nominations to the Board. The committee may retain, at the Company’s expense, any independent search firm, experts or advisors that it believes are appropriate in connection with the nomination process.

The policy of the Board is to have the Board consider properly submitted stockholder recommendations for candidates for membership to the Board. In evaluating nominees recommended by stockholders, the Board will utilize the same criteria used for nominees initially proposed by the Board members. If a stockholder wishes to nominate directors for election to the Board at next year’s Annual Meeting, such nominations must comply with Section 2.7 of our bylaws and be submitted in writing to the following address:

QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attention: Corporate Secretary

Charters for Board Committees

Each of the Audit Committee, the Compensation Committee and the Governance Committee has a committee charter. The committee charters describe the purpose, responsibilities, structure and operations of each committee. Copies of the committee charters are available on the Company’s Internet site at www.qad.com, under “Investor Relations — Corporate Governance.”

Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews the Company’s operations and the associated risks.

•	The Audit Committee is responsible for overseeing general risk management. It periodically reports to the Board regarding briefings provided by management as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes, including adequacy of the system of internal controls.
•	The Compensation Committee is responsible for overseeing the management of risks arising from the Company’s compensation policies and practices. The Compensation Committee has determined that compensation policies and practices for the Company’s employees are not reasonably likely to have a material adverse effect on the Company.

Both committees rely on management to be responsible for day-to-day risk management, including the monitoring of material risks facing the Company, such as strategic risks, operational risks, financial risks and legal and compliance risks. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. With the input of the Company’s executive officers, the Board also works to assess and analyze the most likely areas of future risk for the Company.

Code of Business Conduct and Code of Ethics

The Board has adopted the Company’s “Code of Business Conduct,” (the “Code of Business Conduct”), which promotes the highest ethical standards in all of the Company’s business dealings. The Code of Business Conduct applies to the Company’s directors and employees, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. The Board has also approved, and the Company has adopted, a “Code of Ethics for the Chief Executive Officer and Senior Financial Officers of QAD Inc.” (the “Code of Ethics”) in order to satisfy the SEC’s requirements for a code of ethics for senior financial officers. The Code of Business Conduct and the Code of Ethics are available on the Company’s Internet site at www.qad.com, under “Investor Relations — Corporate Governance.”

Management’s Compliance Committee

Management has established a Compliance Committee composed of certain executive and non-executive officers to oversee the Company’s compliance with its obligations related to certification of appropriate disclosure controls and internal controls over financial reporting. The Compliance Committee administers a set of procedures to oversee such compliance, including a requirement that certain members of management sign certifications each fiscal quarter that, to their knowledge, the operations within their span of control are fairly presented and appropriate internal controls are in place to ensure the accuracy of such results. The Compliance Committee typically meets twice quarterly and may meet more often if needed. In fiscal year 2016, the Compliance Committee met eight times, and has reported its findings to the Audit Committee in each quarter of fiscal year 2016.

Employee Complaint Procedure

With oversight from the Audit Committee, the Company has established procedures to receive, retain and address employee complaints communicated to QAD. These procedures include a confidential hotline to answer employees’ ethics questions and to report employees’ ethical concerns and incidents including, without limitation, concerns about (i) accounting, internal controls or auditing matters and (ii) legal and regulatory compliance matters. This hotline is available 24 hours a day, seven days a week, and callers may choose to remain anonymous.

Availability of Corporate Governance Information

For additional information on our corporate governance, including Board committee charters and our Code of Business Conduct and Code of Ethics, visit our investor relations Internet site at www.qad.com, under “Investor Relations — Corporate Governance.” Each of these documents is also available in print, free of charge, to any stockholder who requests it by writing to QAD Inc., 100 Innovation Place, Santa Barbara CA 93108, Attention: Investor Relations or email to investor@qad.com.

DIRECTOR COMPENSATION

Director Compensation Overview

Our directors play a critical role in guiding QAD’s strategic direction and overseeing the management of the Company. We seek to attract and retain highly qualified directors who have sufficient time to attend to their considerable duties and responsibilities as directors of the Company. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload. While our employee directors are not separately compensated for being on the Board, our non-employee directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Annual cash retainers and equity grants to the non-employee directors are intended to correlate with the responsibilities of each such director.

Non-Employee Director Cash Retainer and Meeting Fees

For fiscal year 2016, each of our non-employee directors received the applicable retainers and fees set forth below for serving as a chair or a member of one or more of the standing committees of the Board.

Standing Committee Fees 2/1/15 to 1/31/16 ($)
Annual Board Member Retainer	40,000
Lead Director Supplemental Retainer	20,000
Annual Committee Member Retainer:
Audit Committee	10,000
Compensation Committee	7,500
Governance Committee	—
Annual Committee Chair Retainer:
Audit Committee	15,000
Compensation Committee	10,000
Governance Committee	—
Fee per Board Meeting:
In person per meeting	2,000
By telephone per meeting	1,000
Fee per Committee Meeting:
Audit Committee
In person per meeting not held concurrently	2,000
By telephone per meeting not held concurrently	1,000
Compensation Committee
In person per meeting not held concurrently	2,000
By telephone per meeting not held concurrently	1,000
Governance Committee
In person per meeting not held concurrently	2,000
By telephone per meeting not held concurrently	1,000

A Board member receives $2,000 for each Board and committee meeting attended in person and $1,000 for each such meeting attended via telephone. However, separate fees do not apply to any committee meetings held in conjunction with a regularly scheduled Board meeting or another committee meeting. From time to time, the Board forms special ad hoc committees to perform various functions on behalf of the Board. At times, fees may be paid for services on such committees. Directors are also reimbursed for direct expenses related to their activities as members of the Board of Directors.

Non-Employee Director Equity Compensation

The Board of Directors has approved equity compensation for the non-employee Board members as follows:

•	For each non-employee Board member that has served over one year on the Board, an annual grant of 4,000 shares of Class A common stock that is fully vested on the date of grant with a grant date of the date of the Annual Meeting of Stockholders.
•	For each new non-employee Board member, a one-time grant of 6,000 shares of Class A common stock that is fully vested on the date of grant with a grant date on or about the date of such Board member’s appointment to the Board.
•	For each new non-employee Board member, a one-time grant of a pro-rata portion of the annual grant of 4,000 shares of Class A common stock, based upon such Board member’s time of service on the Board since the date of appointment through the date of the first Annual Meeting of Stockholders following such Board member’s appointment. Such grant shall be fully vested on the date of grant with a grant date of the date of the first Annual Meeting of Stockholders following such Board member’s appointment.

Such awards have been made from our 2006 Program and in the future will be made from our 2016 Program if it is approved by our stockholders. Also, subject to approval by the shareholders, under the 2016 Stock Incentive Program equity awards to non-employee Board members will be limited to $250,000 per year, as determined for the Company’s financial accounting purposes as of the date of grant.

The Board applies stock ownership guidelines to non-employee directors to further align the interests of the non-employee directors with the interests of our stockholders. The guidelines stipulate that each non-employee Board member should own at least $30,000 in Company stock per year served on the Board, up to a maximum requirement of $150,000 in Company stock, measured on an annual basis as of the date of the annual stockholder meeting, based on serving from June 2011 or a director’s start date, if later.

The table below sets forth information concerning the compensation of our non-employee Board members for fiscal year 2016.

Non-Employee Director Compensation for Fiscal Year 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Scott J. Adelson	55,500	104,440	—	159,940
Lee D. Roberts	73,000	104,440	—	177,440
Leslie J. Stretch	64,000	104,440	—	168,440
Peter R. van Cuylenburg	97,500	104,440	—	201,940
(1)	The amounts in this column represent the aggregate grant date fair value of stock awards granted during fiscal year 2016 presented as calculated in accordance with FASB ASC Topic 718. Valuations of these equity awards are based on the stock price at date of grant and the expense is recognized immediately. These amounts do not correspond to the actual value that will be realized upon the sale of the common stock underlying such awards.

Non-Employee Director Outstanding Equity Awards at 2016 Fiscal Year-End

As of January 31, 2016, none of the non-employee directors held any unvested or unexercised outstanding options or SARs or any other unvested stock awards.

STOCK OWNERSHIP

Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners

The following table shows the number of shares of QAD common stock beneficially owned on the record date, April 18, 2016, by each executive named in the “Summary Compensation Table” on page 33 and each non-employee director. The table also shows any person known to the Company to be the beneficial owner of more than five percent of our common stock as of March 31, 2016. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, SARs, RSUs, warrants and other rights held by that person that are currently exercisable or become exercisable within 60 days following April 18, 2016, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the beneficial owner’s name.

Ms. Lopker and Mr. Lopker hold the following: 5,350,835 Class A and 1,990,770 Class B shares held jointly in the Lopker Living Trust, 5,084 Class A and 1,247 Class B shares held in the Lopker Family 1997 Charitable Remainder Trust of which Ms. Lopker and Mr. Lopker act as joint trustees, and 524,140 Class A and 19,828 Class B shares held by the Lopker Family Foundation. Ms. Lopker and Mr. Lopker are members of the Board of Directors of the Lopker Family Foundation and officers of the aforementioned Charitable Trust. Ms. Lopker holds 4,193 Class A and 1,028 Class B shares in an IRA account. Mr. Lopker holds 103,860 Class A and 30,441 Class B shares in his name only and Ms. Lopker holds 99,318 Class A and 29,165 Class B shares in her name only. The business address for Ms. Lopker and Mr. Lopker is: c/o QAD Inc., 100 Innovation Place,

Santa Barbara, California, 93108. Ms. Lopker and Mr. Lopker disclaim beneficial ownership of any of the foregoing shares in which they have no pecuniary interest.

The holdings for Nantahala Capital Management, LLC (“Nantahala”) are based on a Form 13G/A filed with the SEC on February 16, 2016 showing shares owned as of December 31, 2015. The address for Nantahala is 19 Old Kings Highway South, Suite 200, Darien, Connecticut 06820.

The holdings for Tikvah Management LLC (“Tikvah”) are based on a Form 13G/A filed with the SEC on February 8, 2016 showing shares owned as of December 31, 2015. The address for Tikvah is 831 E. Moorehead Street, Suite 940, Charlotte, North Carolina 28202.

	Class A			Class B
Beneficial Owner	Shares Owned	SARs/ RSUs Vested or Vesting Within 60 Days	Percentage of Outstanding	Shares Owned	SARs/ RSUs Vested or Vesting Within 60 Days	Percentage of Outstanding
Pamela M. and Karl F. Lopker (1)	6,087,430	1,340,000	43.83%	2,072,479	195,000	66.70%
Scott J. Adelson	36,258	—	0.23%	6,267	—	0.20%
Lee D. Roberts	20,156	—	0.13%	2,368	—	0.07%
Leslie J. Stretch	10,000	—	0.06%	—	—	—
Peter R. van Cuylenburg	22,181	—	0.14%	280	—	0.01%
Daniel Lender	114,274	25,000	0.89%	8,046	—	0.25%
Anton Chilton	1,980	20,250	0.14%	5	—	—
Kara L. Bellamy	3,400	10,125	0.09%	1,862	—	0.06%
All Executive Officers and Directors as a Group	6,295,679	1,395,375	45.24%	2,091,307	195,000	67.26%
Nantahala Capital Management, LLC	472,360	—	3.03%	258,737	—	8.07%
Tikvah Management LLC	973,946	—	6.24%	—	—	—
(1)	539,375 shares of Class A common stock are pledged by the Lopkers as collateral at Barclays Bank.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent that QAD specifically incorporates it by reference into such filing.

The Board of Directors has established a Compensation Committee of independent directors to assist in the oversight and governance of compensation for the Named Executives. The Compensation Committee has the duties and powers as described in its written charter as adopted by the Board and available on our website. The current members of the Compensation Committee are Mr. Roberts, Mr. Adelson and Dr. van Cuylenburg.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with QAD’s management as required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended January 31, 2016 filed with the SEC on April 15, 2016.

Submitted by:	Lee D. Roberts, Chairman
Scott J. Adelson
Peter R. van Cuylenburg

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

QAD’s executive compensation program applies to the following named executive officers (“Named Executives”):

Karl F. Lopker	Chief Executive Officer
Pamela M. Lopker	President
Daniel Lender	EVP and Chief Financial Officer
Anton Chilton	EVP, Global Services
Kara L. Bellamy	SVP and Chief Accounting Officer

The compensation objectives for QAD’s Named Executives are to:

•	attract and retain highly talented and productive executives;
•	align the interests of the Named Executives with the interests of the stockholders;
•	provide incentives for the Named Executives to achieve strategic and financial goals; and
•	reward the Named Executives for performance that enhances stockholder value.

When making compensation decisions, the Compensation Committee considers the elements of base salary (“Base Salary”), short-term cash incentives (“Cash Bonus”) and long-term equity awards in the form of restricted stock units (“RSUs”) and/or stock appreciation rights (“SARs” and with RSUs “Equity Awards”) collectively in order to determine the total compensation for each Named Executive. Base Salary is the only fixed element and provides baseline compensation for the Named Executives. The Compensation Committee sets compensation for the Named Executives so their individual components as well as their total compensation packages are within the market range for their individual positions and are internally consistent with the compensation packages of other executives relative to their positions in the Company. The Compensation Committee focuses the Named Executives on achieving superior annual and long-term performance by structuring their compensation mix so that a substantial part of their potential compensation is tied to achieving positive returns for our stockholders.

•	Base Salary is established at a level that is competitive with our peer companies and reflects the role, experience and performance of each Named Executive.

•	Cash Bonus focuses the Named Executives on the Company’s annual and short-term performance by linking it to (i) each Named Executive’s performance in areas subject to such Named Executive’s individual responsibility, (ii) the contributions of each Named Executive in achieving the Company’s strategic plan, and (iii) the Company’s achievement of its financial goals for the year.
•	Equity Awards focus the Named Executives on the Company’s long-term stock performance by virtue of annual vesting over a four-year period and the direct relationship between the value of the Equity Awards and the Company’s stock price.

The Compensation Committee established fiscal year 2016 compensation targets for the Named Executives based on the Company’s annual operating plan and at a level that, based on market data, they believed fairly compensated the Named Executives. Individual Named Executive compensation packages took into account the following factors:

•	Assessment of financial and personal results achieved, leadership demonstrated and challenges faced during fiscal year 2016 by each Named Executive;
•	Compensation history and existing equity interest for each Named Executive;
•	Relative compensation among the Named Executives and other senior executives within the Company;
•	Estimates of costs and disruption that would be incurred to hire replacements for each Named Executive;
•	Competitive market analysis and peer group data; and
•	Extra responsibilities performed by a Named Executive in his or her role with the Company compared to the standard responsibilities expected in the position.

Executive Compensation Philosophy

Compensation of the CEO and President

QAD is a “controlled company” with a majority of the vote controlled by the two individuals currently holding the offices of President and CEO. Ms. Lopker is the President and the founder of QAD and Mr. Lopker is the CEO of QAD and the husband of Ms. Lopker. Together they have been the leaders of QAD throughout its growth from a private company to a public multinational enterprise. They continue to provide active leadership in the strategic direction and day-to-day operations of the Company. The Compensation Committee has determined that due to the crossover in the roles they perform in setting the direction of the Company, determining our product strategy and interfacing with key customers, they are to be compensated equally.

Cash compensation for each of Mr. Lopker and Ms. Lopker includes a Base Salary plus a Cash Bonus incentive targeted at 100% of Base Salary. For fiscal year 2016, 70% of each of their respective Cash Bonus opportunities was based on QAD’s financial performance, weighted by the Customer Satisfaction Multiplier as described below under “Customer Satisfaction Multiplier” and 30% of their Cash Bonus opportunities was based on individual performance, as described below. The financial performance opportunity consisted of 40% based on actual revenue relative to planned revenue (non-GAAP, as further described below) for the fiscal year, 40% based on contribution margin (non-GAAP) relative to the plan for the fiscal year, and 20% based on results related to our cash collection goals, measured in days sales outstanding (“DSO”). 21% of the Cash Bonus opportunity for financial performance was available each quarter related to quarterly results and 16% was available after fiscal year end related to annual performance. The individual performance opportunity was based on individual performance against the Company’s strategic plan as determined in the discretion of the Compensation Committee, weighted by the Customer Satisfaction Multiplier.

Because of their majority control, the Compensation Committee believes the personal motivation of Mr. Lopker and Ms. Lopker is more focused on equity rather than cash. The Compensation Committee further believes that this focus on equity is a positive factor because it more closely aligns the interests of Mr. Lopker and Ms. Lopker with the interests of other stockholders. Therefore, when determining the compensation mix for Mr. Lopker and Ms. Lopker, the Compensation Committee places greater emphasis on the equity portion of their total compensation package as compared to the other Named Executives.

Compensation of Other Named Executives

The other Named Executives include Mr. Lender, Mr. Chilton and Ms. Bellamy. Cash compensation for these other Named Executives includes a Base Salary plus a Cash Bonus incentive, which is intended to ensure a strong connection between the Named Executive’s compensation and operating results. Mr. Lender had a Cash Bonus opportunity at target equal to 60% of Base Salary, Mr. Chilton had a Cash Bonus opportunity at target equal to 60% of Base Salary and Ms. Bellamy had a Cash Bonus opportunity at target equal to 42% of Base Salary. For fiscal year 2016, 70% of the Cash Bonus opportunity of each of the other Named Executives was based on QAD’s financial performance, weighted by the Customer Satisfaction Multiplier. The financial performance opportunity consisted of 40% based on actual revenue relative to planned revenue (non-GAAP) for the fiscal year, 40% based on contribution margin (non-GAAP) relative to the plan for the fiscal year, and 20% based on results related to the Company’s DSO goals. 21% of the Cash Bonus opportunity for financial performance was available each quarter related to quarterly results and 16% was available after fiscal year end related to annual performance.

For fiscal year 2016, the remaining 30% of the Cash Bonus of each of the other Named Executives was based on their individual performance against the Company’s strategic plan within the individual Named Executive’s area of responsibility, weighted by the Customer Satisfaction Multiplier. The Compensation Committee exercised its discretion in determining the individual performance of each of the Named Executives, which may have been supplemented by additional matters addressed by a Named Executive during the course of the year that were not part of the initial strategic plan.

Equity Awards are used as long-term incentives for the other Named Executives and are intended to align the interests of the other Named Executives with QAD’s strategic goals and the interests of stockholders.

Benchmarking of Compensation

To ensure that the compensation of the Named Executives is market competitive, pay levels for the Named Executives are benchmarked against published survey data from AON Corporation, proxy data compiled by Main Data Group and the compensation practices of the Compensation Peer Group (as defined below). If insufficient Compensation Peer Group data is available for a particular position, we expand the benchmarking to include companies outside our Compensation Peer Group that have similar industry, revenue and employee population characteristics. A review of publicly-traded companies is internally conducted each year to determine appropriate companies for possible inclusion in the Compensation Peer Group. Main Data Group is used to identify candidates by reviewing proxies of technology companies that compete with QAD or have other characteristics that make them suitable for comparison with QAD, have similar revenues and employ a similar employee base population. A list of potential candidates for inclusion in the Compensation Peer Group, along with three years of each company’s financial performance, is presented to the Compensation Committee. The Compensation Peer Group is selected by the Compensation Committee from this list to include those companies that are most likely to compete against us in the market for executive talent. For fiscal year 2016, the Compensation Peer Group consisted of the following companies:

ACI Worldwide, Inc.	CommVault Systems, Inc.	Pegasystem Inc.
American Software, Inc.	Constant Contact, Inc.	Perficient Inc.
Aspen Technology, Inc.	DealerTrack Holdings, Inc.	Progress Software Corporation
Blackbaud, Inc.	Manhattan Associates, Inc.	SolarWinds, Inc.
Bottomline Technologies, Inc.	MicroStrategy Inc.	Synchronoss Technologies, Inc.
Callidus Software Inc.	Netsuite Inc.	Ultimate Software Group, Inc.

To market check the appropriate compensation for the Named Executives, the Compensation Committee reviews points of similarity between QAD and the companies within the Compensation Peer Group based on factors such as industry segment, size when measured by market capitalization and/or revenue, growth expectations, number of employees and similar business models. For each Named Executive, each element of their compensation mix, as well as their total direct compensation, is compared against market data. The Compensation Committee reviews the survey data and the compensation practices of the Compensation Peer Group and compares the compensation of each of the Named Executives to compensation paid for similar positions in the Compensation Peer Group. The Compensation Committee also compares the compensation of each of the Named Executives with data from other senior executives within QAD in order to maintain internal equity with respect to cash and equity compensation packages in effect for all senior executives.

Elements of the Executive Compensation Program

The compensation packages provided to each of the Named Executives for fiscal year 2016 consisted of three major elements: (1) Base Salary, (2) Cash Bonus and (3) Equity Awards. The Named Executives also participated in QAD’s benefits program and certain Named Executives had change in control and termination benefits commensurate with market practices.

Base Salary

QAD strives to be market competitive and to set Base Salary at a level that is appropriate for each Named Executive’s role. Merit, experience, skills and level of performance are all considered when setting Base Salary. The Chief People Officer and the CEO evaluate the Base Salary for Mr. Lender, Mr. Chilton and Ms. Bellamy, based on an internal assessment of the scope and responsibility of their positions. The chairman of the Compensation Committee, with input provided by the Chief People Officer, evaluates the Base Salary of the CEO and the President. A market check of Base Salary is performed by reviewing similar roles identified in Compensation Peer Group data and market surveys from AON Corporation for companies with revenue between $200 million and $500 million. The Compensation Committee is then presented with the results of the evaluations and sets each Named Executive’s Base Salary for the year at a level which the Compensation Committee believes is market competitive for such Named Executive’s position.

Cash Bonus

The Cash Bonus is an “at risk” variable component of the compensation mix for each Named Executive and is designed to encourage the Named Executives to contribute to meeting Company financial targets and perform at a high level within their individual areas of responsibility. The Chief People Officer and the CEO evaluate the Cash Bonus amount as a percentage of Base Salary for Mr. Lender, Mr. Chilton and Ms. Bellamy, based on internal assessment of the scope and responsibility of each of their positions. The chairman of the Compensation Committee, with input provided by the Chief People Officer, performs a similar analysis for the CEO and the President. The market competitiveness of the Cash Bonus for each Named Executive is compared to similar roles identified in a combination of Compensation Peer Group data and market surveys from AON Corporation for companies with revenue between $200 million and $500 million. The Compensation Committee then sets each Named Executive’s Cash Bonus target for the year based on the evaluation presented. The Cash Bonus opportunity is weighted in favor of the achievement of QAD’s financial targets over individual performance in order to focus the Named Executives on achieving the Company’s financial targets, which we believe are aligned with providing stockholder value. For fiscal year 2016, 70% of each Named Executive’s Cash Bonus opportunity was based on achievement of Company financial goals, while the other 30% was based on individual performance. The portions of the Cash Bonus achieved by measurement of financial goals and by individual performance were each weighted by the Customer Satisfaction Multiplier.

Customer Satisfaction Multiplier

The Cash Bonus computation for Named Executives, as well as for all other employees on a Cash Bonus plan, except certain sales personnel, includes a component that focuses our employees on providing high quality service across all areas that impact the customer by adjusting the Cash Bonus for the degree of customer satisfaction with QAD. This component, called the Customer Satisfaction Multiplier, is applied to both the portion of the Cash Bonus that is based on Company financial goals and the portion based on individual performance. Historically, we have conducted a customer satisfaction survey twice per year with half of the customer contacts surveyed in each round. This survey encompasses a number of questions across our business departments and we take the average of the customer scores for a final determination of the Customer Satisfaction Multiplier, which is then compared to a historical baseline that is periodically reviewed for appropriateness. This baseline was established using historical customer survey results that represent a generally satisfied customer score. For fiscal year 2016, 100% achievement could be reached by performing within an acceptable range above or below this baseline. Achievement below the bottom of the range would result in the

Customer Satisfaction Multiplier being 80%. Achievement above the top of the range would result in the Customer Satisfaction Multiplier being 120%. The customer surveys conducted during fiscal year 2016 resulted in QAD achieving scores within the range of the baseline and, as a result, the Customer Satisfaction Multiplier was 100% for the year.

Cash Bonus Results

Cash Bonus payments for achieving Company financial goals are based on quarterly and annual non-GAAP targets set in the operating plan for (i) revenue performance (the “Revenue Component” which is 40% of the target payment), (ii) contribution margin (the “Contribution Component” which is 40% of the target payment) and (iii) DSO targets (the “DSO Component” which is 20% of the target payment). We believe the overall goal was aggressive, but achievable. In constant currency, fiscal 2016 total revenue increased by 1%, driven primarily by higher subscription revenue from our cloud offering and income from operations declined by 8%, primarily due to lower services margins. On a constant currency basis subscription revenue increased by 41%, license revenue decreased by 21% and professional services revenue decreased by 2%. After application of the Customer Satisfaction Multiplier, each Named Executive earned approximately 86% of their Cash Bonus target that was based on achievement of Company financial goals.

Revenue Component

•	The fiscal year 2016 quarterly and annual revenue targets were approximately 3% growth over fiscal year 2015 revenue, measured on a non-GAAP basis.
•	90% of each target must be achieved to reach a minimum payout of 50% of the revenue component of the Cash Bonus for such period.
•	If 100% of a quarterly or annual target is achieved, payout is 100% for such period.
•	The maximum payout of 300% for a quarterly or annual target is made if achievement is 130% of target for such period.
•	In fiscal year 2016, the Company achieved 94% of its full-year target and made aggregate quarterly and annual payouts of 50% of the aggregate targets. While full year results were 94% of target, the aggregate payouts were 50% due to two quarters in which the minimum target was not achieved and, therefore, there were no payments in those quarters.

Contribution Component

•	The fiscal year 2016 quarterly and annual contribution targets were approximately 8% of revenue, measured on a non-GAAP basis.
•	60% of each target must be achieved to reach a minimum payout of 50% of the contribution component of the Cash Bonus for such period.
•	If 100% of a quarterly or annual target is achieved, payout is 100% for such period.
•	The maximum payout of 300% for a quarterly or annual target is made if achievement is 160% of target for such period.
•	In fiscal year 2016, the Company achieved 96% of its full-year target and made aggregate quarterly and annual payouts of 112% of the aggregate targets. While full-year results were less than 100% of target, the aggregate payouts exceeded 100% due to certain quarters in which achievement and payout exceeded 100%.

DSO Component

•	The fiscal year 2016 quarterly DSO targets were 63 days for Q1, 57 days for Q2 and Q3, and 53 days for Q4, with no annual component.
•	For each target, if achievement in number of days is no greater than 130% of the target, a minimum payment of 50% is made for such period.
•	If 100% of a quarterly target is achieved, payout is 100% of the DSO component of the Cash Bonus for such period.

•	The maximum payout of 300% for a quarterly target is made if achievement in number of days is 65% of target or less for such period.
•	In fiscal year 2016, the Company achieved 97% of its full-year target and made aggregate quarterly payouts of 107% of the aggregate targets. While full-year results were less than 100% of target, the aggregate payouts exceeded 100% due to certain quarters in which achievement and payout exceeded 100%.

In all cases, payout percentages are prorated for performance between the minimum and the target and between the target and the maximum.

The major differences between non-GAAP revenue and GAAP revenue are that:

•	Non-GAAP revenue does not include travel rebill to our customers.
•	Non-GAAP revenue includes certain revenue recognition timing differences from GAAP revenue.
•	Non-GAAP revenue is decreased by fees paid to agents and support partners, whereas in the GAAP financial statements these amounts are included as expenses.
•	Non-GAAP revenue includes bookings related to QAD cloud transactions and other subscriptions.

The major differences between non-GAAP contribution and GAAP operating income are that:

•	Non-GAAP contribution does not include expenses related to Equity Awards.
•	Non-GAAP contribution includes certain timing differences from GAAP operating income.
•	Non-GAAP contribution does not include certain amortizations, such as for acquired software and other intangibles from acquisitions.
•	Non-GAAP contribution includes implied margin on “bookings” related to QAD cloud and other subscription transactions.

For fiscal year 2016, the payouts based on achievement of Company financial goals and the Customer Satisfaction Multiplier (as described above) were approximately:

•	Revenue Component – 50%
•	Contribution Component – 112%
•	DSO Component – 107%
•	Overall Achievement of Financial Goals – 86%
•	Customer Satisfaction Multiplier – 100%
•	Total Financial Bonus – 86%

The Compensation Committee approved Cash Bonus payments for achievement of Company financial goals as follows:

Name	Target Amount Payable Under Plan ($)	Amount Based on Achievement of Financial Goals ($)	Additional Amount Payable due to Application of Customer Satisfaction Multiplier ($)	Amount Approved by Compensation Committee ($)
Karl F. Lopker	226,233	195,174	0	195,174
Pamela M. Lopker	226,233	195,174	0	195,174
Daniel Lender	191,432	165,151	0	165,151
Anton Chilton	139,387	120,250	0	120,250
Kara L. Bellamy	74,329	64,124	0	64,124

Cash Bonus payments for achievement of individual performance goals are generally based on the contribution of each Named Executive to the priorities set out in QAD’s strategic plan. After fiscal year earnings are released, Named Executives are evaluated on their accomplishments for the year based on strategic goals for their individual areas of responsibility as well as material accomplishments achieved during the year that were not identified at the time strategic goals were set. This evaluation is a subjective assessment of their accomplishments for the year in the areas for which they are responsible. QAD’s fiscal year 2016 strategic plan included initiatives in the areas of continuing to grow QAD’s global cloud business, enhancing our professional services capabilities, updating and augmenting our international and vertical product capabilities, developing our employees and continuous operational improvement. Each Named Executive’s individual goals were set in support of these strategic initiatives.

Mr. Lopker’s and Ms. Lopker’s individual performance component was divided into two parts, with 50% relating to the Company achieving what we believe to be very aggressive growth targets in relation to our global cloud business and 50% related to individual goals. The Company’s very aggressive growth targets in relation to our cloud business were not completely achieved and as a result did not meet the payout threshold, resulting in no payout for this portion. Mr. Lopker’s and Ms. Lopker’s individual goals related to meeting the overall revenue and profitability targets of the Company, driving growth in our global cloud business, continuing our customer engagement initiatives to maintain high customer satisfaction, enhancing our professional services capabilities, driving product development initiatives and stewarding employee and operational programs. Mr. Lopker and Ms. Lopker shared individual goals and were jointly assessed on achievement against these goals. The Compensation Committee reviewed the individual accomplishments of Mr. Lopker and Ms. Lopker and rated them at 85% achievement. Combining the cloud business portion and the individual goals portion, the Committee approved paying each of them 42.5% of their individual performance component, subject to the Customer Satisfaction Multiplier of 100%.

Mr. Lender’s individual performance component was divided into two parts, with 50% relating to QAD achieving what we believe to be very aggressive growth targets in relation to our global cloud business and 50% related to individual goals. The Company’s very aggressive growth targets in relation to our cloud business were not completely achieved and as a result did not meet the payout threshold, resulting in no payout for this portion. Mr. Lender’s individual goals related to operational effectiveness initiatives, including the implementation of several internal systems; maintaining and improving effective accounting, tax and financial planning, and internal controls operations; leading investor and analyst communications; managing and supporting several legal department initiatives and providing executive sponsorship to various areas of the business. Mr. Lopker conducted a review of Mr. Lender’s individual accomplishments and rated him at 110% achievement. Combining the cloud business portion and individual goals portion, Mr. Lopker recommended a payment of 55% of Mr. Lender’s individual performance component, subject to the Customer Satisfaction Multiplier of 100%, which was approved by the Compensation Committee.

Mr. Chilton’s individual performance component was divided into two parts, with 50% relating to the Company achieving what we believe to be very aggressive growth targets in relation to our global cloud business and 50% related to individual goals. The Company’s very aggressive growth targets in relation to our cloud business were not completely achieved and as a result did not meet the payout threshold, resulting in no payout for this portion. Mr. Chilton’s individual goals related to developing and delivering various training and certification programs to the services organization, creating and improving programs designed to enhance customer experience, and rolling-out and growing global specialized professional services practices. Mr. Lopker conducted a review of Mr. Chilton’s individual accomplishments and rated him at 100% achievement. Combining the cloud business portion and individual goals portion, Mr. Lopker recommended a payment of 50% of Mr. Chilton’s individual performance component, subject to the Customer Satisfaction Multiplier of 100%, which was approved by the Compensation Committee.

Ms. Bellamy’s individual goals related to achieving the planned go-lives of the Company’s internal accounting systems; managing various corporate accounting initiatives, including the planning for potential regulatory changes; improving the efficiency of accounting and treasury processes; managing our internal audit function and overseeing the tax function. Mr. Lender conducted a review of Ms. Bellamy’s accomplishments and recommended a payment of 120% of her Cash Bonus target related to individual performance, subject to the Customer Satisfaction Multiplier of 100%, which was approved by the Compensation Committee.

For fiscal year 2016, the dollar amounts approved by the Compensation Committee as Cash Bonus payments to the Named Executives for achievement of individual performance goals were as follows:

Name	Target Amount Payable Under Plan at 100% ($)	Amount Payable Based on Achievement of Individual Goals ($)	Additional Amount Payable Due to Application of Customer Satisfaction Multiplier ($)	Amount Approved by Compensation Committee ($)
Karl F. Lopker	96,957	41,207	0	41,207
Pamela M. Lopker	96,957	41,207	0	41,207
Daniel Lender	82,042	45,123	0	45,123
Anton Chilton	59,737	29,869	0	29,869
Kara L. Bellamy	31,855	38,226	0	38,226

Discretionary Bonus

The Compensation Committee may, on occasion, award discretionary bonuses to the Named Executives. No cash discretionary bonuses were awarded to Named Executives in fiscal year 2016. On February 20, 2015, Mr. Lender, Mr. Chilton and Ms. Bellamy each received, along with a broader group of senior QAD officers, a one-time 2,500 share RSU grant with one-year vesting terms in recognition of their services to the Company.

Equity Awards

Equity Awards are designed to align the interests of the Named Executives with the interests of stockholders by creating a direct link between their compensation and stockholder returns. They are intended to direct the attention of the Named Executives to making strategic decisions and managing our resources with the objective of increasing stockholder value. We believe that Equity Awards also further our retention objectives by requiring Named Executives to remain with the Company over the vesting period in order to fully benefit from an Equity Award.

We grant Equity Awards to the Named Executives in the form of RSUs and/or SARs with respect to QAD common stock. Though Equity Awards may be granted under our 2006 Program with respect to either Class A common stock or Class B common stock, generally Class A common stock has been used within the limits of the equity award program. Under our 2016 Program, if approved by our stockholders, Equity Awards are to be granted only with respect to Class A common stock. We generally grant RSUs with a four-year vesting period and, upon vesting, each RSU is converted into one share of QAD common stock. The shares awarded, which may be reduced by the number of shares equivalent in value to the required tax withholding, are then transferred to the Named Executive. We generally grant SARs with a four-year vesting period and an eight-year life at fair market value as of the date of grant. The appreciation on each vested, exercised SAR is paid, net of tax withholding, to the Named Executive in QAD common stock.

Both RSUs and SARs are commonly used in the software and technology industries and have been used by the Company as integral components of competitive compensation packages. While we granted a mix of RSUs and SARs in the past, in fiscal year 2015 we began granting only RSUs to all employees except the President and the Chief Executive Officer. The Compensation Committee made this change after considering a general trend in equity compensation in our industry of many companies moving exclusively to granting RSUs and employee feedback that RSUs are generally more attractive to them. We continue to grant only SARs to the President and the Chief Executive Officer, as has been the practice since fiscal year 2011, to reflect the Compensation Committee’s greater emphasis on appreciation in the equity portion of their total compensation package as compared to the other Named Executives.

Both RSUs and SARs are issued from a Board-approved pool of shares. Such pool of shares has been provided under our 2006 Program, and in the future will be provided under our 2016 Program if it is approved by our stockholders. We limit the size of the pool in relation to the number of outstanding shares in order to limit the potential economic dilution to existing stockholders. We also adjust the size of the pool as required to reflect the number of employees eligible for Equity Awards in a given year. The Company has guidelines by employee level for all departments and levels, other than President, Chief Executive Officer and Chief Financial Officer. We granted approximately 706,000 Equity Awards during fiscal year 2016 for all employees, including the Named Executives, new hires, and non-employee directors.

We believe Equity Awards create performance incentives and align the interests of the Named Executives with the interests of stockholders because the value of an Equity Award increases or decreases in conjunction with the Company’s stock price, thereby focusing the Named Executives on achieving long-term Company growth and profitability. RSUs are also a retention tool that provides compensation to the Named Executives because, despite the volatility of our stock price, a given number of shares are awarded pursuant to an RSU irrespective of the price of the underlying stock. Both RSUs and SARs minimize the dilutive effects of our equity award program compared to traditional stock options. In the case of RSUs, this is accomplished by granting a smaller number of RSUs compared to stock options because the grant-date fair value of an RSU is generally greater than that of a stock option. In the case of SARs, this is accomplished by awarding shares on the exercise of a SAR only for the appreciation from the strike price, whereas a stock option results in the issuance of a whole share on exercise.

When determining the number of Equity Awards to be granted to each Named Executive, the Compensation Committee analyzes factors related to each Named Executive, including:

•	total Equity Awards previously granted over the Named Executive’s term of employment;
•	the value of the proposed Equity Award;
•	the value of existing Equity Award holdings at the stock price in effect at the time of analysis and at various hypothetical price points;
•	the value of Equity Awards previously exercised or vested; and
•	the total compensation package of the Named Executive.

For purposes of internal equity, we apply the same guidelines when determining grants of Equity Awards to Named Executives as are applied to grants of Equity Awards to other executives at the same level within the Company. However, the amount of Equity Awards granted to a particular Named Executive may differ from other Named Executives and executives at the same level, because grants of Equity Awards are impacted by each Named Executive’s experience in his or her position, accomplishment of strategic goals, performance within his or her position over time, subjective assessment of individual performance and contribution to the Company, retention objectives and competitive issues. The size of an Equity Award in any one year is not directly related to a Named Executive’s performance in that year due to the nature of equity as a long-term incentive and QAD’s goal of providing Named Executives with long-term alignment with our strategic goals.

Broad-Based Employee Benefits Programs

The Named Executives are covered by our employee benefit programs that are applicable to all employees. These programs include health, dental, vision, disability and life insurance, healthcare and dependent care savings accounts, limited health club membership reimbursement, paid time off and Company contributions to a 401(k) plan. Benefits are provided to all employees in accordance with federal and state regulatory requirements and practices within the marketplace and are a necessary element of compensation in attracting, acquiring and retaining talented employees.

Change in Control Agreements and Executive Termination Policy

The Compensation Committee believes that change in control (“CIC”) agreements that provide acceleration of Equity Awards and severance compensation protection following a change in control assist the Company in attracting and retaining qualified executives, minimize the distraction caused by a potential transaction, serve as a reward for completing a strategic transaction that is determined to be in the best interest of our stockholders and reduce the risk that key executive talent will leave the Company before such a transaction is finalized. Therefore, the Compensation Committee has adopted a policy governing the terms of CIC agreements for certain employees. Pursuant to the policy, the terms, but not the payment amounts, of CIC agreements for Named Executives as approved by the Compensation Committee are substantially the same, each providing cash severance, accelerated vesting of certain previously granted, unvested, equity-based compensation and cash payments in lieu of continuation of benefits coverage. CIC agreements are not considered as part of the annual compensation for Named Executives, and thus do not impact decisions made with respect to Base Salary, Cash Bonus and Equity Awards. CIC agreements include benefit amounts based on prior outside research and comparative data used by the Company to determine that its CIC agreements are market competitive. The

Compensation Committee has approved CIC agreements with Mr. Lopker, Ms. Lopker and Mr. Lender. Other than increases to Mr. Lopker’s payments that are carried over from his pre-existing CIC agreement, these CIC agreements reflect current policy. Mr. Chilton and Ms. Bellamy do not have CIC agreements.

CIC agreements for the applicable Named Executives provide that 50% of the previously granted, unvested, equity-based compensation for each Named Executive vests immediately upon a change in control. The remaining unvested Equity Awards vest upon the first anniversary date of the change in control, provided the Named Executive remains employed by the Company as of that date. For all other CIC benefits, the CIC agreements for the Named Executives are “double trigger” agreements, meaning that the payment of cash severance, accelerated vesting of the remaining 50% of the previously granted, unvested, equity-based compensation prior to the first anniversary date of the change in control and cash in lieu of continuation of benefits require both a “change in control” of the Company and the termination of a Named Executive’s employment by the Company, actually or constructively, without “cause” within 18 months following a change in control. The terms “change in control” and “cause” are defined in the CIC agreements. Upon occurrence of the double trigger, the CIC agreements provide for the following:

•	A lump sum payment equal to 24, 18 or 12, as applicable, months times the base monthly salary of the Named Executive at the greater of: (a) the rate in effect at the time of the change in control or (b) the rate in effect at the time of termination during the 18 months following the change in control;
•	A lump sum payment equal to 2.0, 1.5 or 1.0, as applicable, times the greater of: (a) the average annual bonus paid in the 24 months prior to termination of employment or (b) the target bonus for the year of such termination of employment;
•	Immediate vesting of any unvested equity compensation; and
•	A cash payment equivalent to the present value of the projected cost of continuation of all employee benefits and perquisites, including life insurance, health benefits, disability insurance, cars and expense reimbursement, and 401(k) matching payments for a period of 24, 18 or 12, as applicable, months following termination plus an amount equal to the portion of the Named Executive’s unvested 401(k) account balance that would vest if the Named Executive had 24, 18 or 12, as applicable, additional months of service for vesting purposes under our 401(k) plan.

The following table reflects the elements contained in each Named Executive’s CIC agreement:

Name	Months of Base Pay	x Bonus	Vesting of Equity Awards	Cash for Months of Benefits
Karl F. Lopker	24	2.0	Yes	24
Pamela M. Lopker	18	1.5	Yes	18
Daniel Lender	18	1.5	Yes	18

For reasons similar to those supporting the adoption of CIC agreements, QAD has an executive termination policy under which certain senior executives with at least six months of service and as approved by the Compensation Committee are eligible to receive lump sum payments equal to six months of Base Salary and six months of healthcare continuation coverage premiums following an involuntary termination of employment without cause that is not covered by a CIC agreement. Mr. Lopker, Ms. Lopker and Mr. Lender are covered by the standard terms of the executive termination policy. However, as part of his employment arrangement, Mr. Lender may receive twelve, rather than six, months of benefits under the executive termination policy upon termination without cause. Mr. Chilton and Ms. Bellamy are not covered by the executive termination policy.

Administrative Policies and Practices

In administering our compensation programs, including the compensation program for the Named Executives, the Compensation Committee typically meets at least four times during each year on the day of regularly scheduled Board of Director meetings. At the end of each such Compensation Committee meeting, the Compensation Committee meets in executive session in order to discuss executive compensation matters outside of the presence of management personnel and members of the Board who are not on the Compensation Committee. The Compensation Committee also meets telephonically to discuss extraordinary items, such as the hiring or termination of a Named Executive. The Compensation Committee members regularly confer with our Chief People Officer on matters regarding the compensation of the Named Executives and other key employees.

The Chief People Officer is the primary contact between management and the Compensation Committee. Each quarter, the Chief People Officer presents reports to the Compensation Committee, including information on the top 25 most highly compensated employees, a 401(k) plan update and the status of any recruitment of senior management. Other directors may be invited to Compensation Committee meetings as may be certain employees, including the CEO, the President and the Chief Financial Officer.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the annual corporate deduction for compensation paid to Named Executives to $1 million per individual, unless certain requirements are met which establish the compensation as performance-based. The Compensation Committee has considered the impact of this tax code provision and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to the Company by qualifying such compensation as performance-based compensation exempt from the deduction limits of Section 162(m).

The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain executive talent while taking into account the deductibility of compensation payments. However, the Compensation Committee has deemed it desirable to retain flexibility in rewarding senior management for contributions that cannot be properly recognized under a predetermined quantitative plan. Therefore, any such compensation in excess of the $1 million limitation on deductible compensation will not be deductible by the Company. No Named Executive received compensation in fiscal year 2016 that was subject to and exceeded the Section 162(m) limitation.

The Company’s compensation and termination arrangements are intended to qualify for exemption under, or satisfy the requirements of, the rules and regulations relating to nonqualified deferred compensation under Section 409A of the Internal Revenue Code.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	SAR Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Karl F. Lopker	2016	323,190	—	—	1,653,733	236,381	7,970	2,221,274
Chief Executive Officer and	2015	315,000	—	—	1,560,600	355,985	7,800	2,239,385
Director	2014	315,000	—	—	855,360	315,335	8,101	1,493,796

Pamela M. Lopker	2016	323,190	—	—	1,653,733	236,381	7,970	2,221,274
President and Chairman	2015	315,000	—	—	1,560,600	355,985	7,800	2,239,385
of the Board	2014	315,000	—	—	855,360	315,335	7,650	1,493,345

Daniel Lender	2016	455,791	—	685,138	—	210,274	7,992	1,359,195
Executive Vice President and	2015	440,395	—	536,813	—	305,352	7,826	1,290,386
Chief Financial Officer	2014	428,400	—	277,438	—	257,313	8,245	971,396

Anton Chilton	2016	331,873	—	177,088	—	150,119	7,981	667,061
Executive Vice President,	2015	319,416	—	107,363	—	218,310	7,819	652,908
Global Services	2014	311,930	—	27,744	27,670	180,598	7,650	555,592

Kara L. Bellamy	2016	252,820	—	126,283	—	102,350	8,086	489,539
Senior Vice President, Corporate	2015	244,519	20,000	99,843	—	136,962	7,818	509,142
Controller and Chief Accounting Officer	2014	236,250	—	16,646	20,572	96,018	7,678	377,164
(1)	Discretionary cash bonus.
(2)	The amounts in this column represent the aggregate grant date fair value of RSUs granted during each fiscal year presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these stock awards are set forth in Note 5, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 15, 2016, These amounts do not correspond to the actual value that will be realized by the Named Executives upon the vesting of RSUs, or the sale of the Common Stock underlying such awards.
(3)	The amounts in this column represent the aggregate grant date fair value of SARs granted during each fiscal year presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these SAR grants are set forth in Note 5, “Stock-Based Compensation,” in the Notes to

Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 15, 2016. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the exercise of SARs, or the sale of the Common Stock underlying such awards.

(4)	The amounts in this column represent payments based on Company financial results and individual performance under our Cash Bonus program.
(5)	All Other Compensation includes employer matching contributions under the 401(k) plan and miscellaneous payments.

Grants of Plan-Based Awards during Fiscal Year 2016

The following table shows information about the non-equity incentive awards, SARs and RSUs that are reflected in the Summary Compensation Table for fiscal year 2016 and that were granted to the Named Executives either during or with respect to services rendered in fiscal year 2016.

	Grant Date of Equity Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other SAR Awards: Number of Securities Underlying Awards (#)		Exercise or Base Price of Equity Awards ($/Sh)	Grant Date Fair Value of Equity Awards (8)
Name		Threshold ($)	Target ($)		Maximum ($)(7)
Karl F. Lopker	06/09/2015	—	323,190	(2)	954,057	—	160,000	(9)	26.11	1,428,820
	06/09/2015					—	30,000	(10)	21.25	224,912
Pamela M. Lopker	06/09/2015	—	323,190	(3)	954,057	—	160,000	(9)	26.11	1,428,820
	06/09/2015					—	30,000	(10)	21.25	224,912
Daniel Lender	02/20/2015	—	273,475	(4)	807,297	2,500	—		—	50,075
	06/09/2015					25,000	—			635,063
Anton Chilton	02/20/2015	—	199,124	(5)	587,813	2,500	—		—	50,075
	06/09/2015					5,000	—			127,013
Kara L. Bellamy	02/20/2015	—	106,184	(6)	313,456	2,500	—		—	50,075
	06/09/2015					3,000	—			76,208
(1)	Reflects threshold, target and maximum dollar amounts payable related to the Cash Bonus component of the Named Executives’ compensation during fiscal year 2016, as described in “Compensation Discussion and Analysis — Elements of the Executive Compensation Program.” “Threshold” refers to the minimum amount payable for a certain level of performance; “Target” refers to the amount payable if individual and corporate Cash Bonus achievements reached 100%; and “Maximum” refers to the maximum payout possible.
(2)	Actual bonus amount paid was $236,381.
(3)	Actual bonus amount paid was $236,381.
(4)	Actual bonus amount paid was $210,274.
(5)	Actual bonus amount paid was $150,119.
(6)	Actual bonus amount paid was $102,350.
(7)	Maximum represents each Named Executive’s bonus percentage times (a) 70% for the corporate financial target which may be increased up to a ceiling of 300% and the Customer Satisfaction Multiplier maximum of 120% plus (b) 30% for the individual performance goals which may be increased up to a ceiling of 120% and the Customer Satisfaction Multiplier maximum of 120%. The ceilings can be exceeded for a Named Executive upon approval of the Compensation Committee.
(8)	The amounts in this column represent the aggregate grant date fair value of Equity Awards granted during fiscal year 2016 presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these Equity Awards are set forth in Note 5, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 15, 2016. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the vesting of RSUs, the exercise of stock options or SARs, or the sale of the common stock underlying such awards.
(9)	Represents Class A SAR awards.
(10)	Represents Class B SAR awards.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table contains information concerning outstanding SARs and RSUs for each of the Named Executives as of January 31, 2016.

	SAR Awards					Stock Awards
Name	SAR Grant Date (1)	Number of Securities Underlying Unexercised Awards That Have Vested (#)(2)	Number of Securities Underlying Unexercised Awards That Have Not Vested (#)(3)	Awards Exercise Price ($)	Awards Expiration Date	Stock Award Grant Date (1)		Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Karl F. Lopker	06/01/2010	150,000	—	8.96	06/01/2018
	12/13/2011	150,000	—	10.56	12/13/2019
	06/12/2012	120,000	40,000	12.85	06/12/2020
	07/31/2012	22,500	7,500	13.35	07/31/2020
	06/11/2013	80,000	80,000	11.81	06/11/2021
	06/11/2013	15,000	15,000	10.50	06/11/2021
	06/11/2014	40,000	120,000	22.18	06/11/2022
	06/11/2014	7,500	22,500	18.80	06/11/2022
	06/09/2015	—	160,000	26.11	06/09/2023
	06/09/2015	—	30,000	21.25	06/09/2023

Pamela M. Lopker	06/01/2010	150,000	—	8.96	06/01/2018
	12/13/2011	150,000	—	10.56	12/13/2019
	06/12/2012	120,000	40,000	12.85	06/12/2020
	07/31/2012	22,500	7,500	13.35	07/31/2020
	06/11/2013	80,000	80,000	11.81	06/11/2021
	06/11/2013	15,000	15,000	10.50	06/11/2021
	06/11/2014	40,000	120,000	22.18	06/11/2022
	06/11/2014	7,500	22,500	18.80	06/11/2022
	06/09/2015	—	160,000	26.11	06/09/2023
	06/09/2015	—	30,000	21.25	06/09/2023

Daniel Lender						06/12/2012		6,250	115,688
						06/11/2013		12,500	231,375
						06/11/2014		18,750	347,063
						02/20/2015	(6)	2,500	46,275
						06/09/2015		25,000	462,750

Anton Chilton	06/07/2011	3,375	—	9.95	06/07/2019
	06/12/2012	5,625	1,875	12.85	06/12/2020
	06/11/2013	3,750	3,750	11.81	06/11/2021
						06/12/2012		625	11,569
						06/11/2013		1,250	23,138
						06/11/2014		3,750	69,413
						02/20/2015	(6)	2,500	46,275
						06/09/2015		5,000	92,550

Kara L. Bellamy	06/07/2011	1,125	—	9.95	06/07/2019
	06/12/2012	2,250	1,125	12.85	06/12/2020
	06/11/2013	2,250	2,250	11.81	06/11/2021
						06/12/2012		375	6,941
						06/11/2013		750	13,883
						06/11/2014		2,250	41,648
						10/08/2014		1,500	27,765
						02/20/2015	(6)	2,500	46,275
						06/09/2015		3,000	55,530
(1)	Grant vests in four equal installments commencing on the first anniversary of the grant date and annually thereafter.

(2)	Of Mr. Lopker’s total of 585,000 SAR awards that have vested, 510,000 are for Class A common stock and 75,000 are for Class B common stock. Of Ms. Lopker’s total of 585,000 SAR awards that have vested, 510,000 are for Class A common Stock and 75,000 are for Class B common stock. Of Mr. Chilton’s total of 12,750 SAR awards that have vested, 12,750 are for Class A common stock. Of Ms. Bellamy’s total of 5,625 SAR awards that have vested, 5,625 are for Class A common stock.
(3)	Of Mr. Lopker’s total of 475,000 SAR awards that have not vested, 400,000 are for Class A common stock and 75,000 are for Class B common stock. Of Ms. Lopker’s total of 475,000 SAR awards that have not vested, 400,000 are for Class A common stock and 75,000 are for Class B common stock. Of Mr. Chilton’s total of 5,625 SAR awards that have not vested, 5,625 are for Class A common stock. Of Ms. Bellamy’s total of 3,375 SAR awards that have not vested, 3,375 are for Class A common stock.
(4)	All are Class A common stock.
(5)	The market value of unvested stock is determined by multiplying the closing market price of the Company’s common stock on January 31, 2016 by the number of shares that have not vested. The closing market price of the Company’s Class A common stock at January 31, 2016 was $18.51.
(6)	Grant vests on the first anniversary of the grant date.

SAR Exercises and RSUs Vested During Fiscal Year 2016

The table below sets forth information concerning the exercise and vesting of Equity Awards for each Named Executive during fiscal year 2016.

	RSUs Vested (1)			Option and SAR Exercises (6)
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(5)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(7)
Karl F. Lopker	—		—	—	—
Pamela M. Lopker	—		—	—	—
Daniel Lender	25,000	(2)	657,563	—	—
Anton Chilton	3,375	(3)	88,741	5,430	131,800
Kara L. Bellamy	2,375	(4)	62,459	—	—
(1)	Table shows activity for Class A RSUs. No Class B RSUs vested during the fiscal year.
(2)	25,000 shares released, 9,392 shares surrendered for taxes, 15,608 shares net acquisition.
(3)	3,375 shares released, 1,264 shares surrendered for taxes, 2,111 shares net acquisition.
(4)	2,375 shares released, 873 shares surrendered for taxes, 1,502 shares net acquisition.
(5)	Value represents market value at vest date.
(6)	Table shows sum of activity for Class A and Class B.
(7)	Value represents market value at exercise less the exercise price.

Potential Payments upon Termination or Change in Control

The Company has adopted an Executive Termination Policy under which certain senior executives are eligible for termination benefits in the event the Company terminates their employment without cause, other than relating to a change in control. Other than these termination benefits and the CIC arrangements as described in the Compensation Discussion and Analysis section under “Change in Control Agreements and Executive Termination Policy,” the Company has no plans or arrangements in respect of remuneration that may be received by the Named Executives to compensate such officers in the event of termination of employment or a change of responsibilities following a change in control, where the value of such compensation exceeds $10,000 per Named Executive.

The following table reflects the amounts that would be paid if a termination without cause and/or a change in control had occurred on January 31, 2016.

			Termination Upon Change in Control
Name	Termination Without Cause Unrelated to a Change in Control ($)	Change in Control w/o Termination 50% Vesting of Equity Compensation ($)	12 – 24 Months Times Base Salary ($)	Vesting of Unvested Equity Compensation ($)	1 – 2 Times Bonus ($)	18 – 24 Months of Benefits ($)	Total ($)
Karl F. Lopker	161,819	432,388	646,380	864,775	646,380	16,798	2,174,333
Pamela M. Lopker	172,283	432,388	484,785	864,775	484,785	43,990	1,878,335
Daniel Lender	487,029	601,575	683,687	1,203,150	410,212	58,782	2,355,831

REPORT OF AUDIT COMMITTEE

Charter

The Audit Committee’s specific responsibilities are delineated in the Audit Committee Charter which is available on the Investor Relations section of the QAD Internet site at www.qad.com.

Meetings

During fiscal year 2016, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team, the Company’s internal audit director and the lead audit partner of the Company’s independent registered public accounting firm. The Audit Committee’s agenda was established by the Chairman of the Audit Committee. At each of its regularly scheduled meetings, the Audit Committee had separate private sessions with the Company’s independent registered public accounting firm during which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place.

Audit Committee Report

The Board annually reviews the NASDAQ Stock Market listing standards definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. In addition, the Board has determined that each of Mr. Roberts, Mr. Stretch and Dr. van Cuylenburg is an “audit committee financial expert” as defined by the SEC and the National Association of Securities Dealers rules.

The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee assists the Board of Directors in its oversight of the Company’s financial statements and reporting processes. The Audit Committee also oversees the Company’s Compliance Committee. Management has the direct and primary responsibility for the financial statements and the reporting processes, including establishing and maintaining adequate internal control of financial reporting. The independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements conform to accounting principles generally accepted in the United States. The independent registered public accounting firm is also responsible for auditing the Company’s internal control over financial reporting.

The Audit Committee appointed KPMG LLP (“KPMG”) to audit the Company’s financial statements and the effectiveness of the related systems of internal control over financial reporting for the fiscal year ended January 31, 2016.

During the fiscal year ended January 31, 2016, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter. Among other actions, the Audit Committee:

•	Reviewed and discussed the Company’s quarterly earnings press releases, consolidated financial statements and related periodic reports filed with the SEC with management and the independent registered public accounting firm;
•	Reviewed and discussed the Company’s audited financial statements with management;

•	Reviewed and discussed management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ opinion about the effectiveness of the Company’s internal control over financial reporting with management, the independent registered public accounting firm and the internal auditor;
•	Reviewed and discussed the audit scope and plan with the independent registered public accounting firm, management and the internal auditor;
•	Met in periodic executive sessions with each of the independent registered public accounting firm, management and the internal auditor; and
•	Reviewed and discussed the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees” with KPMG.

Auditor Independence

The Audit Committee recognizes the importance of maintaining the independence of our independent auditor, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated the independent auditors’ qualifications, performance and independence, including that of the lead audit partner. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. The Audit Committee has concluded that provision of the non-audit services described below under “Principal Accounting Fees and Services” is compatible with maintaining the independence of the independent auditor. The Audit Committee has received the written disclosures and the letter required by the Public Company Accounting Oversight Board’s Independence Rule 3526 and has discussed with the independent registered public accounting firm its independence from management and the Company.

Audit Committee Recommendation

Based on the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company for the fiscal year ended January 31, 2016 be accepted and included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 filed with the SEC on April 15, 2016.

Submitted by:	Peter R. van Cuylenburg, Chairman
Lee D. Roberts
Leslie J. Stretch

The Audit Committee Report is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent that QAD specifically incorporates it by reference in such filing.

AUDITOR INFORMATION

Principal Accounting Fees and Services

The fees billed or expected to be billed by KPMG for professional services rendered to the Company during fiscal year 2016 and fiscal year 2015 are set forth below. The Audit Committee has concluded that the provision of the non-audit services described below by KPMG to the Company did not and does not impair or compromise their independence. All such services were pre-approved by the Audit Committee in accordance with the pre-approval policy described below. KPMG has served as our independent accountant for over ten years.

The fees billed or expected to be billed by KPMG for fiscal years 2016 and 2015 for services rendered to the Company were as follows:

	Fiscal Year 2016	Fiscal Year 2015
	(In thousands)
Audit fees	$1,347	$1,534
Audit-related fees	96	95
Tax fees	—	—
All other fees	—	—
Total fees	$1,443	$1,629

Audit Fees. These amounts represent fees billed or expected to be billed by KPMG for professional services rendered for the audits of the Company’s annual financial statements for the fiscal years ended January 31, 2016 and 2015, the reviews of the financial statements including the Company Quarterly Reports on Form 10-Q, services related to our Form S-3 Registration Statement and services related to statutory and regulatory filings and engagements for such fiscal years. Audit fees also represent fees billed or expected to be billed by KPMG for professional services rendered for the audits of the effectiveness of internal control over financial reporting for the fiscal years ended January 31, 2016 and 2015.

Audit-Related Fees. These amounts represent fees billed or expected to be billed by KPMG for professional services rendered that were reasonably related to the performance of the audits or the reviews of the Company’s financial statements for fiscal years 2016 and 2015 (but which are not included under “Audit Fees” above). Audit-related fees consist principally of certain agreed-upon procedures engagements, including an SOC1 audit report.

Audit Committee Pre-Approval Policy. The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members whose activities are reported to the Audit Committee at each regularly scheduled meeting.

Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $120,000 and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders or any member of the immediate family of the foregoing persons has, had or will have a direct or indirect material interest.

Policies and Procedures for Review and Approval of Related Party Transactions

The Board of Directors has adopted a Related Party Transaction Policy (the “RPT Policy”), which supplements the conflict of interest provisions in our Code of Business Conduct. The RPT Policy covers any transaction, arrangement or relationship in which QAD, including any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect interest. The RPT Policy requires that such transactions be reported to the Audit Committee. The Audit Committee is authorized to approve, or ratify, such a transaction (i) in accordance with guidelines set forth in the RPT Policy and (ii) if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Alternatively, a transaction may be approved by a majority of disinterested members of the Board.

Our Code of Business Conduct applies to all of our directors, officers and employees. It outlines the principles, policies and values that govern the activities of the Company as well as our policy on conflicts of interest. A conflict of interest exists any time directors, officers or employees face a choice between what is in their personal interest, financial or otherwise, and the interests of the Company. A conflict of interest also exists when a director, officer or employee takes actions or has interests that make it difficult to perform effectively his or her duties on behalf of the Company. It is specifically required by our Code of Business Conduct that all of our directors, officers and employees (i) fully disclose to the appropriate parties all actual or perceived conflicts of interest and (ii) refrain from undertaking certain delineated actions that give rise to actual or perceived conflicts of interest. In addition, we require our directors and Named Executives to complete annually a directors’ and officers’ questionnaire which requires disclosure of any related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file reports with the SEC regarding their ownership of the Company’s stock and any changes in such ownership. The Company undertakes to file such reports on behalf of its directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on our review of copies of these reports and officer and director certifications, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% shareholders were complied with during fiscal year 2016.

Delivery of Documents to Stockholders Sharing an Address

The SEC has approved a rule concerning the delivery of Notices and proxy materials. It allows us, with your permission, to deliver a single set of these documents to any household at which two or more stockholders reside if we believe they are members of the same family. Each stockholder will continue to receive a separate Notice. This procedure, referred to as householding, reduces the volume of duplicate information you receive and our expenses.

A number of brokerage firms have instituted householding. If your family has multiple QAD accounts, you may have received a householding notification from your broker. Please contact your broker directly if you have questions or wish to revoke your decision to household. These options are available to you at any time. To request additional copies of the proxy statement or annual report, please contact QAD as described above under “Annual Report” or contact your broker directly.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Considered for Inclusion in QAD’s Proxy Materials. If you wish to submit a proposal to be included at our 2017 Annual Meeting, we must receive it in a form which complies with the applicable securities laws, on or before January 3, 2017. Please address your proposals to: QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. In accordance with our Bylaws, for any matter to be properly considered before our 2017 Annual Meeting, including nomination of directors, such matter must be submitted to us prior to January 3, 2017 and in a format which complies with the provisions set forth in our bylaws. In the event next year’s Annual Meeting is more than 30 days before or more than 60 days after the anniversary date, to be timely, stockholder notices must be delivered not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by QAD. In addition, in the event a stockholder proposal is not submitted to us prior to the deadline set forth above, the proxy to be solicited by the Board of Directors for the 2017 Annual Meeting will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2017 Annual Meeting without any discussion of the proposal in the proxy statement for such meeting. Notices of intention to present proposals at the 2017 Annual Meeting should be addressed to QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary. QAD reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. On request, the Corporate Secretary will provide detailed instructions for submitting proposals.

Exhibit A

QAD INC.
2016 STOCK INCENTIVE PROGRAM

as adopted by Board action on April 12, 2016 (with Stockholder approval on June 14, 2016)

INTRODUCTION

The Company’s Board of Directors has adopted the QAD Inc. 2016 Stock Incentive Program effective as of July 1, 2016, upon receipt of approval by the Company’s stockholders.

1.   Purpose.   This 2016 Stock Incentive Program (the “Program”) is intended to secure for QAD Inc. (the “Company”), its subsidiaries, and its stockholders the benefits arising from ownership of the Company’s common stock (the “Common Stock”) by those selected individuals of the Company and its subsidiaries, who will be responsible for the future growth of such corporations. The Program is designed to help attract and retain superior personnel for positions of substantial responsibility with the Company and its subsidiaries, and to provide individuals with an additional incentive to contribute to the success of the corporations. Nothing contained herein shall be construed to amend or terminate any existing options, whether pursuant to any existing plans or otherwise granted by the Company.

2.   Elements of the Program.   In order to maintain flexibility in the award of stock benefits, the Program is composed of five parts. The first part is the Incentive Stock Option Plan (the “Incentive Plan”) under which are granted incentive stock options (the “Incentive Options”). The second part is the Nonqualified Stock Option Plan (the “Nonqualified Plan”) under which are granted nonqualified stock options (the “Nonqualified Options”). The third part is the Restricted Share Plan (the “Restricted Plan”) under which are granted restricted shares of Common Stock. The fourth part is the Stock Appreciation Rights Plan (the “SAR Plan”) under which stock appreciation rights (as defined therein) are granted. The fifth part is the Other Stock Rights Plan (the “Other Stock Rights Plan”) under which (i) units representing the equivalent of shares of Common Stock (the “Performance Shares”) are granted; (ii) units representing the equivalent of restricted shares of Common Stock (the “Restricted Stock Units”) are granted; (iii) payments of compensation in the form of shares of Common Stock (the “Stock Payments”) are granted; and (iv) rights to receive cash or shares of Common Stock based on the value of dividends paid with respect to a share of Common Stock (the “Dividend Equivalent Rights”) are granted. The Incentive Plan, the Nonqualified Plan, the Restricted Plan, the SAR Plan and the Other Stock Rights Plan are included herein as Part I, Part II, Part III, Part IV, and Part V, respectively, and are collectively referred to herein as the “Plans.” The grant of an option, stock appreciation right or restricted share or rights to purchase shares under one of the Plans shall not be construed to prohibit the grant of an option, stock appreciation right or restricted share or rights to purchase shares under any of the other Plans.

3.   Applicability of General Provisions.   Unless any Plan specifically indicates to the contrary, all Plans shall be subject to the General Provisions of the QAD Inc. 2016 Stock Incentive Program set forth below.

4.   Administration of the Plans.   The Plans shall be administered, construed, governed, and amended in accordance with their respective terms.

5.   General Provisions of Stock Incentive Program.

Article 1.   Administration.   The Program shall be administered by the Company’s Board of Directors (the “Board”). If an award is to be made to an “Executive Officer” as defined in the Exchange Act as hereinafter defined, it must be approved by Program Administrators composed solely of two or more directors who are “Non-Employee Directors” within the meaning of Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who will also be “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent permitted under the Exchange Act, the Code or any other applicable law, the Board or the Program Administrators shall have the authority to delegate any and all power and authority to administer and operate the Program hereunder to such person or persons as the Board or the Program Administrators deems appropriate. Subject to the foregoing limitations, as applicable, the Board may from time to time remove members as Program Administrators, fill all vacancies, however caused, and may select one of the members as the Chairman of the Program Administrators. The members of the Board, the Program Administrators or such other persons appointed to administer the Program, when acting to administer the Program, are herein collectively referred to as the “Program Administrators.”

The Program Administrators shall hold meetings at such times and places as they may determine and as necessary to approve all grants and other transactions under the Program as required under Rule 16b-3(d) of the Exchange Act, shall keep minutes of their meetings, and shall adopt, amend, and revoke such rules and procedures as they may deem proper with respect to the Program. Any action of the Program Administrators shall be taken by majority vote or the unanimous written consent of the Program Administrators.

Article 2.   Authority of the Program Administrators.   Subject to the other provisions of this Program, and with a view to effecting its purpose, the Program Administrators shall have sole authority, in their absolute discretion: (a) to construe and interpret the Program; (b) to define the terms used herein; (c) to determine the individuals to whom options, stock appreciation rights, restricted shares, rights to purchase shares and other stock rights (collectively referred to as “Awards”) shall be granted under the Program and to specify the form of payment, which may include cash, voting Common Stock (which includes Common Stock with voting rights of one vote per share and Common Stock with any specified fractional vote per share), non-voting Common Stock, or combination thereof (d) to determine the time or times at which Awards shall be granted under the Program; (e) to determine the number of shares subject to each Award, the duration of each Award granted under the Program, and the purchase price for any shares issued under the Program; provided, however, that such purchase price for shares upon the exercise of options and exercise price for stock appreciation rights shall be not less than the fair market value of the underlying shares on the date of grant of such Awards; (f) to determine all of the other terms and conditions of Awards granted under the Program; (g) to issue from the shares available and authorized for issuance under the Program, non-voting Common Stock or fractional voting Common Stock in exchange for voting Common Stock of one vote per share; (h) to establish the forms to implement the Program; (i) to settle options that are exercised by way of the “cashless-exercise” method of payment and stock appreciation rights through an issuance of “net shares,” where the term “net shares” is the number of shares that is equivalent in value to the difference between the fair market value of the underlying stock on the exercise date, less the exercise price and minimum tax withholding; (j) to grant Awards to selected individuals of the Company and its subsidiaries who are subject to the laws of nations other than the United States, which may have terms and conditions as determined by the Program Administrators as necessary to comply with applicable foreign laws; (k) to take any action it deems advisable to obtain approval from the appropriate governmental entity, which includes the establishment of a “sub-plan” to the Program; and (l) to make all other determinations necessary or advisable for the administration of the Program and to do everything necessary or appropriate to administer the Program. All decisions, determinations, and interpretations made by the Program Administrators shall be binding and conclusive on all participants in the Program (the “Plan Participants”) and on their legal representatives, heirs, and beneficiaries.

Notwithstanding any other provision of the Program, without the approval of a majority of the Company’s stockholders (i) no option or stock appreciation right issued under any of the Plans may be amended to reduce the exercise price thereof below the exercise price of such option or stock appreciation right on the date of grant and (ii) no option or stock appreciation right having a lower exercise price may be granted in exchange for the cancellation or surrender of an option or stock appreciation right.

Article 3.   Maximum Number of Shares Subject to the Program.   The maximum aggregate number of shares of Common Stock subject to the Program is four million (4,000,000) Class A shares. Subject to shareholder approval of the Program, no further Awards will be granted under the QAD Inc. 2006 Stock Incentive Program after June 30, 2016; provided, however, that shares may be issued under the 2006 Program pursuant to Awards granted prior to such date. The shares of Common Stock to be issued pursuant to the Awards may be either in the form of voting or non-voting shares of Common Stock (collectively referred to as “Common Stock”), and may be authorized but unissued shares, shares issued and reacquired by the Company or shares purchased by the Company on the open market.

If any of the Awards granted under the Program are forfeited, expire or terminate for any reason, the forfeited, unpurchased or unissued shares subject to those Awards shall revert back to the Program and credit the number of shares subject to all Plans. Upon exercise of a stock appreciation right, the unissued shares that were previously subject to such stock appreciation right shall revert back to the Program and credit the number of shares subject to all Plans. Additionally, shares tendered or held back upon exercise of an option or stock appreciation right or settlement of an Award to cover the exercise price or tax withholding shall revert back to the Program and credit the number of shares subject to all Plans. The proceeds received by the Company from the sale of its Common Stock pursuant to the Awards, if in the form of cash, shall be added to the Company’s general funds and used for general corporate purposes.

No Plan Participant may receive in any calendar year (i) a total of more than 250,000 Class A shares of Common Stock subject to grants of Incentive Options, Nonqualified Options or stock appreciation rights in such calendar year, (ii) a total of more than 125,000 Class A shares of Common Stock in restricted shares, performance shares or Restricted Stock Units, and (iii) Dividend Equivalent Rights with respect to more than 125,000 Class A shares of Common Stock.

In addition to the foregoing limitations, the maximum aggregate value of Awards granted under the Program to any non-employee director in any one calendar year shall not exceed $250,000 in grant date value, as determined for the Company’s financial accounting purposes as of the date of grant. In adopting the Program, the Board and (subject to their specifically approving this limitation) the Company’s stockholders have determined that annual compensation to each non-employee director of up to $250,000 is reasonable.

Article 4.   Eligibility and Participation.   Officers, employees, directors (whether employee directors or non-employee directors), and independent contractors or agents of the Company or its subsidiaries who are responsible for or contribute to the management, growth, or profitability of the business of the Company or its subsidiaries shall be eligible for selection by the Program Administrators to participate in the Program. However, Incentive Options may be granted under the Incentive Plan only to a person who is an employee of the Company or its subsidiaries. An employee may be granted Nonqualified Options under the Program; provided, however, that the grant of Nonqualified Options and Incentive Options to an employee shall be the grant of separate options and each Nonqualified Option and each Incentive Option shall be specifically designated as such in accordance with applicable provisions of the Treasury Regulations.

The term “subsidiary” as used herein means any entity or association that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Company. For purposes of this definition, the term “control” shall mean the ownership of more than fifty percent (50%) of the voting rights in any entity or association.

Article 5.   Effective Date and Term of Program.   The Program will be effective on July 1, 2016, subject to their approval by the stockholders of the Company prior to such date. The Program shall continue in effect until July 1, 2026 unless sooner terminated under Article 7 of these General Provisions.

Article 6.   Adjustments.   If the outstanding shares of Common Stock are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares as to which Awards may be granted under this Program. A corresponding adjustment changing the number and kind of shares allocated to unexercised Awards or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in outstanding Awards shall be made without change in the aggregate purchase price, if any, applicable to the unexercised portion of the Award, but with a corresponding adjustment in the price for each share or other unit of any security covered by the Award.

Article 7.   Termination and Amendment of Program.   The Program shall terminate on July 1, 2026, or shall terminate at such earlier time as the Board may so determine. No Awards shall be granted under the Program after that date. Subject to the limitation contained in Article 8 of these General Provisions, the Program Administrators may at any time amend or revise the terms of the Program, including the form and substance of the Award agreements to be used hereunder; provided, however, that without approval by the stockholders of the Company no amendment or revision shall (a) increase the maximum aggregate number of shares that may be sold or distributed pursuant to Awards granted or stock sold and purchased under this Program, except as permitted under Article 6 of these General Provisions; (b) change the minimum purchase price for shares under Section 4 of Parts I and II or the exercise price of a stock appreciation right under Section 3 of Part IV; (c) increase the maximum term established under the Plans for any Award; (d) permit the granting of an Award to anyone other than as provided in Article 4 of the General Provisions; or (e) extend the term of the Program described in Article 5 of these General Provisions.

Article 8.   Prior Rights and Obligations.   No amendment, suspension, or termination of the Program shall, without the consent of the individual who has received an Award, impair any of that person’s rights or obligations under any Award granted or shares sold and purchased under the Program prior to that amendment, suspension, or termination.

Article 9.   Privileges of Stock Ownership.   Notwithstanding the exercise of any option granted pursuant to the terms of this Program, the achievement of any conditions specified in any restricted share granted pursuant to the terms of this Program or the election to purchase any shares pursuant to the terms of this Program, no individual shall have any of the rights or privileges of a stockholder of the Company in respect of any shares of stock issuable upon the exercise of his or her option, the satisfaction of his or her restricted share conditions or the sale, purchase and issuance of such purchased shares until certificates representing the shares have been issued and delivered. No shares shall be required to be issued and delivered upon exercise of any option or satisfaction of any conditions with respect to a restricted share unless and until all of the requirements of law and of all regulatory agencies having jurisdiction over the issuance and delivery of the securities shall have been fully complied with.

Article 10.   Reservations of Shares of Common Stock.   The Company, during the term of this Program, will at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Program. In addition, the Company will from time to time, as is necessary to accomplish the purposes of this Program, seek or obtain from any regulatory agency having jurisdiction any requisite authority in order to issue and sell shares of Common Stock hereunder. The inability of the Company to obtain from any regulatory agency having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of its stock hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of the stock as to which the requisite authority shall not have been obtained.

Article 11.   Tax Withholding.   All Awards are subject to the condition that if at any time the Company shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any state, federal or foreign law is necessary or desirable as a condition of, or in connection with, the grant, vesting or exercise of an Award or the delivery or purchase of shares pursuant thereto, then such action shall not be effective unless such withholding shall have been effected or obtained in a manner acceptable to the Company. At the Company’s sole and complete discretion, the Company may, from time to time, accept shares of the Company’s stock subject to one of the Plans as the source of payment for such liabilities.

Article 12.   Rule 16b-3 Compliance.   It is the express intent of the Company that this Program complies in all respects with applicable provisions of the Rule 16b-3 or Rule 16a-1(c)(3) under the Exchange Act in connection with any grant of Awards to, or other transaction by, a Plan Participant who is subject to Section 16 of the Exchange Act (except for transactions exempted under alternative Exchange Act Rules). Accordingly, if any provision of the Program or any agreement relating to any Award thereunder does not comply with Rule 16b-3 or Rule 16a-1(c)(3) as then applicable to any such transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 or Rule 16a-1(c)(3) so that such Plan Participant shall avoid liability under Section 16(b).

Article 13.   Performance-Based Awards.

(a)   Each agreement for the grant of Performance Shares shall specify the number of Performance Shares subject to such agreement, the Performance Period and the Performance Objective (each as defined below), and each agreement for the grant of any other Award that the Program Administrators determine to make subject to a Performance Objective similarly shall specify the applicable number of shares of Common Stock, the period for measuring performance and the Performance Objective. As used herein, “Performance Objective” means a performance objective specified in the agreement for a Performance Share, or for any other Award which the Program Administrators determine to make subject to a Performance Objective, upon which the vesting or settlement of such Award is conditioned and “Performance Period” means the period of time specified in an agreement over which Performance Shares, or another Award which the Program Administrators determine to make subject to a Performance Objective, are to be earned. Each agreement for a performance-based Award shall specify in respect of a Performance Objective the minimum level of performance below which no payment will be made, shall describe the method of determining the amount of any payment to be made if performance is at or above the minimum acceptable level, but falls short of full achievement of the Performance Objective, and shall specify the maximum percentage payout under the agreement. Such maximum percentage in no event shall exceed one hundred percent (100%) in the case of performance-based restricted shares and three hundred percent (300%) in the case of Performance Shares or performance-based Dividend Equivalent Rights.

(b)   The Program Administrators shall determine and specify, in their discretion, the Performance Objective in the agreement for a Performance Share or for any other performance-based Award, which Performance Objective shall consist of: (i) one or more business criteria, including (except as limited under subparagraph (c) below for Awards to Covered Employees (as defined below)) financial, service level and individual performance criteria; and (ii) a targeted level or levels of performance with respect to such criteria. Performance Objectives may differ between Plan Participants and between types of Awards from year to year.

(c)   The Performance Objective for Performance Shares and any other performance-based Award granted to a Covered Employee, if deemed appropriate by the Program Administrators, shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code, and shall be based upon one or more of the following performance-based business criteria, either on a business unit or Company-specific basis or in comparison with peer group performance: net sales; gross sales; return on net assets; return on assets; return on equity; return on capital; return on revenues; asset turnover; economic value added; total stockholder return; net income; pre-tax income; operating profit margin; net income margin; sales margin; market share; inventory turnover; days sales outstanding; sales growth; capacity utilization; increase in customer base; cash flow; book value; share price performance (including options and stock appreciation rights tied solely to appreciation in the fair market value of the shares); earnings per share; stock price earnings ratio; earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”); earnings before interest and taxes (“EBIT”); or EBITDA, EBIT or earnings before taxes and unusual or nonrecurring items as measured either against the annual budget or as a ratio to revenue. Achievement of any such Performance Objective shall be measured over a period of years not to exceed ten (10) as specified by the Program Administrators in the agreement for the performance-based Award. No business criterion other than those named above in this Article 13(c) may be used in establishing the Performance Objective for an Award to a Covered Employee under this Article 13. For each such Award relating to a Covered Employee, the Program Administrators shall establish the targeted level or levels of performance for each such business criterion. The Program Administrators may, in their discretion, reduce the amount of a payout otherwise to be made in connection with an Award under this Article 13(c), but may not exercise discretion to increase such amount, and the Program Administrators may consider other performance criteria in exercising such discretion. All determinations by the Program Administrators as to the achievement of Performance Objectives under this Article 13(c) shall be made in writing. The Program Administrators may not delegate any responsibility under this Article 13(c). As used herein, “Covered Employee” shall mean, with respect to any grant of an Award, an executive of the Company or any subsidiary who is a member of the executive compensation group under the Company’s compensation practices (not necessarily an executive officer) whom the Program Administrators deem may be or become a covered employee as defined in Section 162(m)(3) of the Code for any year that such Award may result in remuneration over $1 million which would not be deductible under Section 162(m) of the Code but for the provisions of the Program and any other “qualified performance-based compensation” plan (as defined under Section 162(m) of the Code) of the Company; provided, however, that the Program Administrators may determine that a Plan Participant has ceased to be a Covered Employee prior to the settlement of any Award.

(d)   The Program Administrators, in their sole discretion, may require that one or more Award agreements contain provisions which provide that, in the event Section 162(m) of the Code, or any successor provision relating to excessive employee remuneration, would operate to disallow a deduction by the Company with respect to all or part of any Award under the Program, a Plan Participant’s receipt of the benefit relating to such Award that would not be deductible by the Company shall be deferred until the next succeeding year or years in which the Plan Participant’s remuneration does not exceed the limit set forth in such provisions of the Code.

Article 14.   Death Beneficiaries.   In the event of a Plan Participant’s death, all of such person’s outstanding Awards, including his or her rights to receive any accrued but unpaid Stock Payments, will transfer to the maximum extent permitted by law to such person’s beneficiary (except to the extent a permitted transfer of a Nonqualified Option or stock appreciation right was previously made pursuant hereto). Each Plan Participant may name, from time to time, any beneficiary or beneficiaries (which may be named contingently or successively) as his or her beneficiary for purposes of this Program. Each designation shall be on a form prescribed by the Program Administrators, will be effective only when delivered to the Company, and when effective will revoke all prior designations by the Plan Participant. If a Plan Participant dies with no such beneficiary designation in effect, such person’s beneficiary shall be his or her estate and such person’s Awards will be transferable by will or pursuant to laws of descent and distribution applicable to such person.

Article 15.   Unfunded Program.   The Program shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Program. Neither the Company, its affiliates, the Program Administrators, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Program nor shall anything contained in the Program or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between any such party and a Plan Participant or anyone claiming on his or her behalf. To the extent a Plan Participant or any other person acquires a right to receive payment pursuant to an Award under the Program, such right shall be no greater than the right of an unsecured general creditor of the Company.

Article 16.   Choice of Law.   The Program and all related documents shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Article 17.   Arbitration.   To the fullest extent permitted by law, any and all claims, disputes and other matters in question arising out of or relating to the Program or the breach or interpretation thereof shall be resolved by final and binding arbitration in Santa Barbara, California before one (1) arbitrator associated with the American Arbitration Association (“AAA”), JAMS or other mutually agreeable alternative dispute resolution service. If there is a dispute as to whether an issue or claim is arbitrable, the arbitrator will have the authority to resolve any such dispute, including claims as to the validity, construction, interpretation or enforceability of this arbitration provision. The arbitrator will be selected from a neutral panel pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, or similar rules of any alternative dispute resolution service selected (the “Rules”). The arbitration will be conducted in accordance with the Rules (or the rules of any other service selected). Notwithstanding anything to the contrary in the Rules, however, the arbitration shall provide for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. The arbitrator’s award shall be enforceable in any court having jurisdiction thereof. The parties to any such claim, dispute or other matter shall each bear their own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where a Plan Participant asserts a claim otherwise under a state of federal statute prohibiting discrimination in employment (“a Statutory Claim”), or unless required otherwise by applicable law, shall split equally the fees and administrative costs charged by the arbitrator and AAA (or such other alternative dispute resolution service). In disputes where a Plan Participant asserts a Statutory Claim against the Company, or where otherwise required by law, the Plan Participant shall be required to pay only the AAA filing (or filing of such other arbitration service) fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator’s fees and administrative costs. To the extent permissible under the law, however, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. To the extent that applicable law provides that a prevailing party is entitled to recover attorneys’ fees and costs, the arbitrator shall apply the same standard with respect to the awarding of fees and costs as would be awarded if such claim had been asserted in state or federal court. The arbitrator shall have no authority to add to or to modify the terms described in this article, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure.

Article 18.   Program Administrator’s Right.   Except as may be provided in an Award agreement, the Program Administrators may, in their discretion, waive any restrictions or conditions applicable to, or accelerate the vesting of, any Award (other than the right to purchase shares pursuant to the Stock Purchase Plan). The Program Administrators may also modify or revise any form of Award agreement or other form required to implement the Program.

Article 19.   Termination of Benefits Under Certain Conditions.   The Program Administrators, in their sole discretion, may cancel any unexpired, unpaid or deferred Award (other than a right to purchase shares pursuant to the Stock Purchase Plan) at any time if the Plan Participant is not in compliance with all applicable provisions of the Program or any Award agreement or if the Plan Participant, whether or not he or she is currently employed by the Company or one of its subsidiaries, acts in a manner contrary to the best interests of the Company and its subsidiaries.

Article 20.   Forfeiture of Awards under Sarbanes-Oxley Act.   If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any Plan Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

Article 21.   Forfeiture of Awards under Dodd-Frank Wall Street Reform and Consumer Protection Act.   If the Company is required to prepare an accounting restatement to correct a material error, then any Plan Participant who is a current or former executive officer subject to clawback pursuant to any Company policy established for compliance with any rule or listing standard adopted under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act shall reimburse the Company in accordance with such policy for the amount of any financial benefit received by such individual under any Award during the three fiscal year period preceding the date on which the Company is required to prepare an accounting restatement to correct the error.

Article 22.   Conflicts in Program.   In case of any conflict in the terms of the Program, or between the Program and an Award agreement, the provisions in the Program which specifically grant such Award shall control, and the provisions in the Program shall control over the provisions in any Award agreement.

Article 23.   Restrictions on Common Stock.   Each Plan Participant who acquires Common Stock or rights to acquire Common Stock will be subject to all restrictions applicable to the Common Stock as set forth in the Company’s Certificate of Incorporation.

PART I
QAD INC.
INCENTIVE STOCK OPTION PLAN

Section 1.   Purpose.   The purpose of this QAD Inc. Incentive Stock Option Plan (the “Incentive Plan”) is to promote the growth and general prosperity of the Company by permitting the Company to grant options to purchase shares of its Common Stock. The Incentive Plan is designed to help attract and retain superior personnel for positions of substantial responsibility with the Company and its subsidiaries, and to provide individuals with an additional incentive to contribute to the success of the Company. The Company intends that options granted pursuant to the provisions of the Incentive Plan will qualify as “incentive stock options” within the meaning of Section 422 of the Code. No incentive stock options may be granted under the Incentive Plan more than ten (10) years after the adoption of the Program by the Board. This Incentive Plan is Part I of the Program. Unless any provision herein indicates to the contrary, this Incentive Plan shall be subject to the General Provisions of the Program.

Section 2.   Option Terms and Conditions.   The terms and conditions of options granted under the Incentive Plan may differ from one another as the Program Administrators shall, in their discretion, determine and set forth in each option Award agreement (the “Option Agreement”) as long as all options granted under the Incentive Plan satisfy the requirements of the Incentive Plan.

Section 3.   Duration of Options.   Each option and all rights thereunder granted pursuant to the terms of the Incentive Plan shall expire on the date determined by the Program Administrators and set forth in the Option Agreement, but in no event shall any option granted under the Incentive Plan expire later than ten (10) years from the date on which the option is granted. However, notwithstanding the above portion of this Section 3, if at the time the option is granted the grantee (the “Optionee”) owns or would be considered to own by reason of Code Section 424(d) more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries, such option shall expire not more than 5 years from the date the option is granted. In addition, each option shall be subject to early termination as provided in the Incentive Plan.

Section 4.   Purchase Price.   The purchase price for shares acquired pursuant to the exercise, in whole or in part, of any option shall be set forth in the Option Agreement in an amount that is not less than the fair market value of the shares at the time of the grant of the option. Fair market value (the “Fair Market Value”) shall be determined by the Program Administrators on the basis of such factors as they deem appropriate; provided, however, that Fair Market Value on any day shall be deemed to be, if the Common Stock is traded on a national securities exchange, the closing price (or, if no reported sale takes place on such day, the mean of the reported bid and asked prices) of the Common Stock on such day on the principal such exchange, or, if the stock is included on the composite tape, the composite tape. In each case, the Program Administrators’ determination of Fair Market Value shall be conclusive.

Notwithstanding the above portion of this Section 4, if at the time an option is granted the Optionee owns or would be considered to own by reason of Code Section 424(d) more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries, the purchase price of the shares covered by such option shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the option is granted.

Section 5.   Maximum Amount of Options Exercisable in Any Calendar Year.   Notwithstanding any other provision of this Incentive Plan, the aggregate Fair Market Value (determined at the time any incentive stock option is granted) of the Common Stock with respect to which incentive stock options become exercisable for the first time by any employee during any calendar year under all stock option plans of the Company and its subsidiaries shall not exceed $100,000. To the extent that the aggregate Fair Market Value (determined at the time the option is granted) of the Common Stock with respect to which an option designated as an incentive stock option first becomes exercisable by an employee during any calendar year exceeds this limit for any reason, the option to purchase the portion of the Common Stock having Fair Market Value in excess of such limit shall constitute a nonqualified stock option under Part II of this Program.

Section 6.   Exercise of Options.   Each option shall be exercisable in one or more installments during its term, and subject to such other conditions and restrictions on exercise, as determined by the Program Administrators and set forth in the Option Agreement, and the right to exercise may be cumulative as determined by the Program Administrators. No option may be exercised for a fraction of a share of Common Stock. The purchase price of any shares purchased shall be paid in full in cash or by certified or cashier’s check payable to the order of the Company or by shares of Common Stock, if permitted by the Program Administrators, or by a combination of cash, check, or shares of Common Stock, at the time of exercise of the option. If any portion of the purchase price is paid in shares of Common Stock, those shares shall be tendered at their then Fair Market Value as determined by the Program Administrators in accordance with Section 4 of this Incentive Plan. Payment of the exercise price and/or tax withholding may also be made by the delivery of an irrevocable direction to a securities broker approved by the Company to sell shares of Common Stock that have been acquired upon exercise of an option and deliver all or part of the sales proceeds to the Company in payment of all or part of the purchase price and any tax withholding (“cashless exercise”). If permitted by the Program Administrators and set forth in the Option Agreement, payment of the exercise price and/or tax withholding may also be made by delivery of irrevocable instructions to the Company to reduce the number of shares of Common Stock otherwise issuable upon such exercise of the option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price and/or tax withholding for the shares with respect to which the option is exercised and payment in cash of any remaining balance of such aggregate exercise price and/or tax withholding not satisfied by such reduction in the number of whole shares to be issued (“net exercise”).

Section 7.   Reorganization.   In the event of the dissolution or liquidation of the Company, any option granted under the Incentive Plan shall terminate as of a date to be fixed by the Program Administrators; provided that not less than 30 days’ written notice of the date so fixed shall be given to each Optionee and each such Optionee shall have the right during such period (unless such option shall have previously expired) to exercise any option, including any option that would not otherwise be exercisable by reason of an insufficient lapse of time.

In the event of a Reorganization (as defined below) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a subsidiary of another company after the effective date of the Reorganization, then:

(a)   if there is no plan or agreement respecting the Reorganization (the “Reorganization Agreement”) or if the Reorganization Agreement does not specifically provide for the change, conversion or exchange of the outstanding options for options of another corporation, then exercise and termination provisions equivalent to those described in this Section 7 shall apply; or

(b)   if there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion, or exchange of the outstanding options for options of another corporation, then the Program Administrators shall adjust the outstanding unexercised options (and shall adjust the options remaining under the Incentive Plan which have not yet been granted if the Reorganization Agreement makes specific provision for such an adjustment) in a manner consistent with the applicable provisions of the Reorganization Agreement.

The term “Reorganization” as used in this Section 7 shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company or a sale of the Common Stock pursuant to which the Company is or becomes a subsidiary of another company after the effective date of the Reorganization.

Adjustments and determinations under this Section 7 shall be made by the Program Administrators, whose decisions as to such adjustments or determinations shall be final, binding, and conclusive.

Section 8.   Written Notice Required.   Any option granted pursuant to the terms of the Incentive Plan shall be exercised when written notice of that exercise has been given to the Company or its designee at its principal office by the person entitled to exercise the option and full payment for the shares with respect to which the option is exercised, together with payment of applicable income taxes, has been received by the Company.

Section 9.   Compliance with Securities Laws.   Shares shall not be issued with respect to any option granted under the Incentive Plan, unless the exercise of that option and the issuance and delivery of the shares pursuant to that exercise shall comply with all applicable provisions of foreign, state and federal law including, without limitation, the Securities Act of 1933, as amended, and the Exchange Act, and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The

Program Administrators may also require an Optionee to furnish evidence satisfactory to the Company, including a written and signed representation letter and consent to be bound by any transfer restriction imposed by law, legend, condition, or otherwise, that the shares are being purchased only for investment purposes and without any present intention to sell or distribute the shares in violation of any state or federal law, rule, or regulation. Further, each Optionee shall consent to the imposition of a legend on the shares of Common Stock subject to his or her option and the imposition of stop-transfer instructions restricting their transferability as required by law or by this Section 9.

Section 10.   Employment of Optionee.   The Program Administrators may condition the exercise of an option, or the vesting of the shares of Common Stock received upon such exercise, upon the Optionee’s continued employment with the Company or its subsidiary corporations following the date of the granting of that option for a period specified by the Program Administrators and set forth in the Option Agreement. Nothing in the Incentive Plan or in any option granted hereunder shall confer upon any Optionee any right to continued employment by the Company or its subsidiary corporations or limit in any way the right of the Company or its subsidiary corporations at any time to terminate or alter the terms of that employment.

Section 11.   Option Rights Upon Termination of Employment.   If an Optionee ceases to be employed by the Company or any subsidiary corporation for any reason other than death or disability, his or her option shall immediately terminate; provided, however, the Program Administrators, in their discretion, may allow the option to be exercised, to the extent exercisable on the date of termination of employment, at any time within sixty (60) days after the date of termination of employment, but not beyond the option expiration date set forth in Section 3.

Section 12.   Option Rights Upon Disability of Optionee.   If an Optionee becomes disabled within the meaning of Code Section 22(e)(3) while employed by the Company or any subsidiary corporation, the Program Administrators, in their discretion, may allow the option to (i) be exercised, to the extent exercisable on the date of termination of employment, at any time within one year after the date of termination of employment due to disability, but not beyond the option expiration date set forth in Section 3, and (ii) become immediately vested in full as of the date of termination of employment due to disability.

Section 13.   Option Rights Upon Death of Optionee.   If an Optionee dies while employed by the Company or any subsidiary corporation, the Program Administrators, in their discretion, may allow the option to (i) be exercised, to the extent exercisable on the date of termination of employment, at any time within one year after the date of termination of employment due to death, but not beyond the option expiration date set forth in Section 3, and (ii) become immediately vested in full as of the date of termination of employment due to death. During this one-year or shorter period, the option may be exercised by the person or persons to whom the Optionee’s rights under the option shall pass by will or by the laws of descent and distribution.

Section 14.   Options Not Transferable.   Options granted pursuant to the terms of the Incentive Plan may not be sold, pledged, assigned, or transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of an Optionee only by that Optionee. No such options shall be pledged or hypothecated in any way nor shall they be subject to execution, attachment, or similar process.

Section 15.   Adjustments to Number and Purchase Price of Optioned Shares.   All options granted pursuant to the terms of this Incentive Plan shall be adjusted in the manner prescribed by Article 6 of the General Provisions of this Program.

PART II
QAD INC.
NONQUALIFIED STOCK OPTION PLAN

Section 1.   Purpose.   The purpose of this QAD Inc. Nonqualified Stock Option Plan (the “Nonqualified Plan”) is to permit the Company to grant options to purchase shares of its Common Stock. The Nonqualified Plan is designed to help attract and retain superior personnel for positions of substantial responsibility with the Company and its subsidiaries, and to provide individuals with an additional incentive to contribute to the success of the Company. Any option granted pursuant to the Nonqualified Plan shall be clearly and specifically designated as not being an incentive stock option, as defined in Section 422 of the Code. This Nonqualified Plan is Part II of the Program. Unless any provision herein indicates to the contrary, the Nonqualified Plan shall be subject to the General Provisions of the Program.

Section 2.   Option Term and Conditions.   The terms and conditions of options granted under the Nonqualified Plan may differ from one another as the Program Administrators shall, in their discretion, determine and set forth in each option Award agreement (the “Option Agreement”) as long as all options granted under the Nonqualified Plan satisfy the requirements of the Nonqualified Plan.

Section 3.   Duration of Options.   Each option and all rights thereunder granted pursuant to the terms of the Nonqualified Plan shall expire on the date determined by the Program Administrators and set forth in the Option Agreement, but in no event shall any option granted under the Nonqualified Plan expire later than ten (10) years from the date on which the option is granted. In addition, each option shall be subject to early termination as provided in the Nonqualified Plan.

Section 4.   Purchase Price.   The purchase price for shares acquired pursuant to the exercise, in whole or in part, of any option shall be set forth in the Option Agreement in an amount that is not less than the fair market value of the shares at the time of the grant of the option. Fair market value (the “Fair Market Value”) shall be determined by the Program Administrators on the basis of such factors as they deem appropriate; provided, however, that Fair Market Value on any day shall be deemed to be, if the Common Stock is traded on a national securities exchange, the closing price (or, if no reported sale takes place on such day, the mean of the reported bid and asked prices) of the Common Stock on such day on the principal such exchange, or, if the stock is included on the composite tape, the composite tape. In each case, the Program Administrators’ determination of Fair Market Value shall be conclusive.

Section 5.   Exercise of Options.   Each option shall be exercisable in one or more installments during its term and the right to exercise may be cumulative as determined by the Program Administrators and set forth in the Option Agreement. No option may be exercised for a fraction of a share of Common Stock. The purchase price of any shares purchased shall be paid in full in cash or by certified or cashier’s check payable to the order of the Company or by shares of Common Stock, if permitted by the Program Administrators, or by a combination of cash, check, or shares of Common Stock, at the time of exercise of the option. If any portion of the purchase price is paid in shares of Common Stock, those shares shall be tendered at their then Fair Market Value as determined by the Program Administrators in accordance with Section 4 of the Nonqualified Plan. Payment of the exercise price and or tax withholding may also be made by the delivery of an irrevocable direction to a securities broker approved by the Company to sell shares of Common Stock that have been acquired upon exercise of an option and deliver all or part of the sales proceeds to the Company in payment of all or part of the purchase price and any tax withholding (“cashless exercise”). If permitted by the Program Administrators and set forth in the Option Agreement, payment of the exercise price and/or tax withholding may also be made by delivery of irrevocable instructions to the Company to reduce the number of shares of Common Stock otherwise issuable upon such exercise of the option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price and/or tax withholding for the shares with respect to which the option is exercised and payment in cash of any remaining balance of such aggregate exercise price and/or tax withholding not satisfied by such reduction in the number of whole shares to be issued (“net exercise”).

Section 6.   Reorganization.   In the event of the dissolution or liquidation of the Company, any option granted under the Nonqualified Plan shall terminate as of a date to be fixed by the Program Administrators; provided that not less than 30 days’ written notice of the date so fixed shall be given to each Optionee and each such Optionee shall have the right during such period (unless such option shall have previously expired) to exercise any option to the extent such option is vested.

In the event of a Reorganization (as defined below) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a subsidiary of another company after the effective date of the Reorganization, then:

(a)   if there is no plan or agreement respecting the Reorganization (“Reorganization Agreement”) or if the Reorganization Agreement does not specifically provide for the change, conversion or exchange of the outstanding options for options of another corporation, then exercise and termination provisions equivalent to those described in this Section 6 shall apply; or

(b)   if there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion, or exchange of the outstanding options for options of another corporation, then the Program Administrators shall adjust the outstanding unexercised options (and shall adjust the options remaining under the Nonqualified Plan which have not yet been granted if the Reorganization Agreement makes specific provision for such an adjustment) in a manner consistent with the applicable provisions of the Reorganization Agreement.

The term “Reorganization” as used in this Section 6 shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company or a sale of the Common Stock pursuant to which the Company is or becomes a subsidiary of another company after the effective date of the Reorganization.

Adjustments and determinations under this Section 6 shall be made by the Program Administrators, whose decisions as to such adjustments or determinations shall be final, binding, and conclusive.

Section 7.   Written Notice Required.   Any option granted pursuant to the terms of this Nonqualified Plan shall be exercised when written notice of that exercise has been given to the Company at its principal office by the person entitled to exercise the option and full payment for the shares with respect to which the option is exercised has been received by the Company.

Section 8.   Compliance with Securities Laws.   Shares of Common Stock shall not be issued with respect to any option granted under the Nonqualified Plan, unless the exercise of that option and the issuance and delivery of the shares pursuant thereto shall comply with all applicable provisions of foreign, state and federal law, including, without limitation, the Securities Act of 1933, as amended, and the Exchange Act, and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Program Administrators may also require an Optionee to furnish evidence satisfactory to the Company, including a written and signed representation letter and consent to be bound by any transfer restrictions imposed by law, legend, condition, or otherwise, that the shares are being purchased only for investment purposes and without any present intention to sell or distribute the shares in violation of any state or federal law, rule, or regulation. Further, each Optionee shall consent to the imposition of a legend on the shares of Common Stock subject to his or her option and the imposition of stop-transfer instructions restricting their transferability as required by law or by this Section 8.

Section 9.   Continued Employment or Service.   The Program Administrators may condition the exercise of an option, or the vesting of the shares of Common Stock received upon such exercise, upon the Optionee’s continued employment with, or service to, the Company or its subsidiary corporations following the date of the granting of that option for a period specified by the Program Administrators and set forth in the Option Agreement. Nothing in this Nonqualified Plan or in any option granted hereunder shall confer upon any Optionee any right to continued employment by, or service to, the Company or any of its subsidiaries, or limit in any way the right of the Company or any subsidiary at any time to terminate or alter the terms of that employment or service arrangement.

Section 10.   Option Rights Upon Termination of Employment or Service.   If an Optionee under this Nonqualified Plan ceases to be employed by, or provide services to, the Company or any of its subsidiaries for any reason other than death or disability, his or her option shall immediately terminate; provided, however, the Program Administrators, in their discretion, may allow the option to be exercised, to the extent exercisable on the date of termination of employment or service, at any time within sixty (60) days after the date of termination of employment or service, but not beyond the option expiration date set forth in Section 3.

Section 11.   Option Rights Upon Disability of Optionee.   If an Optionee becomes disabled within the meaning of Code Section 22(e)(3) while employed by the Company or any subsidiary corporation, the Program Administrators, in their discretion, may allow the option to (i) be exercised, to the extent exercisable on the date of termination of employment, at any time within one year after the date of termination of employment due to disability, but not beyond the option expiration date set forth in Section 3, and (ii) become immediately vested in full as of the date of termination of employment due to disability.

Section 12.   Option Rights Upon Death of Optionee.   If an Optionee dies while employed by the Company or any subsidiary corporation, the Program Administrators, in their discretion, may allow the option to (i) be exercised, to the extent exercisable on the date of termination of employment, at any time within one year after the date of termination of employment due to death, but not beyond the option expiration date set forth in Section 3, and (ii) become immediately vested in full as of the date of termination of employment due to death. During this one-year or shorter period, the option may be exercised by the person or persons to whom the Optionee’s rights under the option shall pass by will or by the laws of descent and distribution.

Section 13.   Options Not Transferable.   Options granted pursuant to the terms of this Nonqualified Plan may not be sold, pledged, assigned, or transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of an Optionee only by that Optionee. No such options shall be pledged or hypothecated in any way nor shall they be subject to execution, attachment, or similar process.

Section 14.   Adjustments to Number and Purchase Price of Optioned Shares.   All options granted pursuant to the terms of this Nonqualified Plan shall be adjusted in a manner prescribed by Article 6 of the General Provisions of the Program.

PART III
QAD INC.
RESTRICTED SHARE PLAN

Section 1.   Purpose.   The purpose of this QAD Inc. Restricted Share Plan (the “Restricted Plan”) is to promote the growth and general prosperity of the Company by permitting the Company to grant restricted shares to help attract and retain superior personnel for positions of substantial responsibility with the Company and its subsidiaries and to provide individuals with an additional incentive to contribute to the success of the Company. The Restricted Plan is Part III of the Program. Unless any provision herein indicates to the contrary, the Restricted Plan shall be subject to the General Provisions of the Program.

Section 2.   Terms and Conditions.   The terms and conditions of restricted shares granted under the Restricted Plan may differ from one another as the Program Administrators shall, in their discretion, determine as long as all restricted shares granted under the Restricted Plan satisfy the requirements of the Restricted Plan.

Each restricted share grant shall provide to the recipient (the “Holder”) the transfer of a specified number of shares of Common Stock of the Company that shall become nonforfeitable upon the achievement of specified service or performance conditions within a specified period or periods (the “Restricted Period”) as determined by the Program Administrators. At the time that the restricted share is granted, the Program Administrators shall specify the service or performance conditions and the period of duration over which the conditions apply.

The Holder of restricted shares shall not have any rights with respect to such Award, unless and until such Holder has executed an agreement evidencing the terms and conditions of the Award (the “Restricted Share Award Agreement”). Each individual who is awarded restricted shares shall be issued a stock certificate in respect of such shares. Such certificate shall be registered in the name of the Holder and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the QAD Inc. Restricted Share Plan and Restricted Share Award Agreement entered into between the registered owner and QAD Inc. Copies of such Plan and Agreement are on file in the offices of QAD Inc.

The Program Administrators shall require that the stock certificates evidencing such shares be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any restricted share Award, the Holder shall have delivered a stock power, endorsed in blank, relating to the stock covered by such Award. At the expiration of each Restriction Period, the Company shall redeliver to the Holder certificates held by the Company representing the shares with respect to which the applicable conditions have been satisfied.

Section 3.   Nontransferable.   Subject to the provisions of the Restricted Plan and the Restricted Share Award Agreements, during the Restriction Period as may be set by the Program Administrators commencing on the grant date, the Holder shall not be permitted to sell, transfer, pledge, or assign shares of restricted shares awarded under the Restricted Plan.

Section 4.   Restricted Share Rights Upon Termination of Employment or Service.   If a Holder ceases to be employed by, or provide services to, the Company or any of its subsidiaries prior to the expiration of the Restriction Period, any restricted shares granted to him or her subject to such Restriction Period shall be forfeited by the Holder and shall be transferred to the Company. The Program Administrators may, in their sole discretion, accelerate the lapsing of or waive such restrictions in whole or in part based upon such factors and such circumstances as the Program Administrators may determine, in its sole discretion, including, but not limited to, the Plan Participant’s retirement, death, or disability.

Section 5.   Restricted Share Rights Upon Disability of Holder.   If a Holder becomes disabled within the meaning of Code Section 22(e)(3) while employed by the Company or any subsidiary corporation, the Program Administrators, in their discretion, may allow the restricted shares to become immediately vested in whole or in part and all restrictions that apply to such shares shall lapse immediately as of the date of termination of employment due to disability.

Section 6.   Restricted Share Rights Upon Death of Holder.   If a Holder dies while employed by the Company or any subsidiary corporation, the Program Administrators, in their discretion, may allow the restricted shares to become immediately vested in whole or in part and all restrictions that apply to such shares shall lapse immediately as of the date of termination of employment due to death.

Section 7.   Stockholder Rights.   The Holder shall have, with respect to the restricted shares granted, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon. Certificates for shares of unrestricted stock shall be delivered to the grantee promptly after, and only after, the Restriction Period shall expire without forfeiture in respect of such restricted shares.

Section 8.   Compliance with Securities Laws.   Shares shall not be issued under the Restricted Plan unless the issuance and delivery of the shares pursuant thereto shall comply with all relevant provisions of foreign, state and federal law, including, without limitation, the Securities Act of 1933, as amended, and the Exchange Act, and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Program Administrators may also require a Holder to furnish evidence satisfactory to the Company, including a written and signed representation letter and consent to be bound by any transfer restrictions imposed by law, legend, condition, or otherwise, that the shares are being purchased only for investment purposes and without any present intention to sell or distribute the shares in violation of any state or federal law, rule, or regulation. Further, each Holder shall consent to the imposition of a legend on the shares of Common Stock issued pursuant to the Restricted Share Plan and the imposition of stop-transfer instructions restricting their transferability as required by law or by this Section 8.

Section 9.   Continued Employment or Service.   Nothing in the Restricted Plan or in any restricted share granted hereunder shall confer upon any Holder any right to continued employment by, or service to, the Company or any of its subsidiaries, or limit in any way the right of the Company or any subsidiary at any time to terminate or alter the terms of that employment or service arrangement.

PART IV
QAD INC.
STOCK APPRECIATION RIGHTS PLAN

Section 1.   SAR Terms and Conditions.   The purpose of this QAD Inc. Stock Appreciation Rights Plan (the “SAR Plan”) is to promote the growth and general prosperity of the Company by permitting the Company to grant stock appreciation rights (“SAR(s)”) to help attract and retain superior personnel for positions of substantial responsibility with the Company and its subsidiaries and to provide individuals with an additional incentive to contribute to the success of the Company. The terms and conditions of SARs granted under the SAR Plan may differ from one another as the Program Administrators shall, in their discretion, determine in each SAR agreement (the “SAR Agreement”). Unless any provision herein indicates to the contrary, this SAR Plan shall be subject to the General Provisions of the Program.

Section 2.   Duration of SAR.   Each SAR and all rights thereunder granted pursuant to the terms of the SAR Plan shall expire on the date determined by the Program Administrators as evidenced by the SAR Agreement, but in no event shall any SAR expire later than ten (10) years from the date on which the SAR is granted. In addition, each SAR shall be subject to early termination as provided in the SAR Plan.

Section 3.   Grant.   Subject to the terms and conditions of the SAR Agreement, the Program Administrators may grant a SAR, with an exercise price that is not less than the Fair Market Value of the Common Stock subject to the SAR on the date of grant, to receive a payment upon the exercise of a SAR in the amount of the appreciation over the exercise price in the Fair Market Value of the number of shares of Common Stock for which such SAR was granted to any person who is eligible to receive Awards either: (i) in tandem with the grant of an incentive option; (ii) in tandem with the grant of a nonqualified option; or (iii) independent of the grant of an incentive option or nonqualified option. Each grant of a SAR that is in tandem with the grant of an incentive option or nonqualified option shall be granted on the same date as the incentive option or nonqualified option which is granted in tandem with such SAR and shall relate to the same number of shares of Common Stock to which such option shall relate, and the SAR Agreement shall contain such other terms and conditions as the Program Administrators, in their sole discretion, consider to be consistent with the tandem Option Agreement and not inconsistent with the terms of the SAR Plan, including conditions on the exercise of such SAR which relate to the employment of the Plan Participant.

Section 4.   Payment at Exercise.   Upon the settlement of a SAR in accordance with the terms of the SAR Agreement, the Plan Participant shall (subject to the terms and conditions of the SAR Plan and SAR Agreement) receive a payment equal to the excess, if any, of the SAR Exercise Price (as defined below) for the number of shares of the SAR being exercised at that time over the SAR Grant Price (as defined below) for such shares. Such payment may be paid in cash or in shares of the Company’s Common Stock; provided, however, the method of payment shall be specified by the Program Administrators in the SAR Agreement at the date of grant. If the method of payment is in shares of the Company’s Common Stock, such shares shall be valued for this purpose at the SAR Exercise Price on the date the SAR is exercised and any payment in shares which calls for a payment in fractional share shall automatically be paid in cash based on such valuation. As used herein, “SAR Exercise Date” shall mean the date on which the exercise of a SAR occurs under the SAR Agreement, “SAR Exercise Price” shall mean the Fair Market Value (as determined by the Program Administrators) of a share of Common Stock on a SAR Exercise Date and “SAR Grant Price” shall mean the Fair Market Value of one share of Common Stock on the SAR grant date, which would have been the option exercise price for one share of Common Stock if the SAR had been granted as an option, or if the SAR was granted in tandem with an option, the option exercise price per share for the related option.

Section 5.   Special Terms and Conditions.   Each SAR Agreement which evidences the grant of a SAR shall incorporate such terms and conditions as the Program Administrators in their absolute discretion deem are not inconsistent with the terms of the SAR Plan and the agreement for the incentive option or nonqualified option, if any, granted in tandem with such SAR, except that if a SAR is granted in tandem with an incentive option or nonqualified option, the SAR shall be exercisable only when the related incentive option or nonqualified option is exercisable. The Program Administrator may provide in the SAR Agreement (i) that a SAR granted in tandem with an incentive option or nonqualified option must be exercised concurrently with the related incentive option or nonqualified option or (ii) that (A) the Plan Participant’s right to exercise a SAR granted in tandem with an incentive option or nonqualified option shall be forfeited to the extent that the Plan Participant exercises the related incentive option or nonqualified option and (B) the Plan Participant’s right to exercise the incentive option or nonqualified option shall be forfeited to the extent the Plan Participant exercises the related SAR.

Section 6.   Compliance with Securities Laws.   Shares shall not be issued with respect to any SAR granted under the SAR Plan, unless the exercise of that SAR and the issuance and delivery of the shares pursuant thereto shall comply with all applicable provisions of foreign, state and federal law, including, without limitation, the Securities Act of 1933, as amended, and the Exchange Act, and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Program Administrators may also require a SAR holder to furnish evidence satisfactory to the Company, including a written and signed representation letter and consent to be bound by any transfer restrictions imposed by law, legend, condition, or otherwise, that the shares are being purchased only for investment purposes and without any present intention to sell or distribute the shares in violation of any state or federal law, rule, or regulation.

Section 7.   Continued Employment or Service.   The Program Administrators may condition the exercise of an SAR upon the SAR holder’s continued employment with, or service to, the Company or its subsidiary corporations following the date of the granting of the SAR for a period specified by the Program Administrators and set forth in the SAR Agreement. Nothing in this SAR Plan or in any SAR granted hereunder shall confer upon any SAR holder any right to continued employment by, or service to, the Company or any of its subsidiaries, or limit in any way the right of the Company or any subsidiary at any time to terminate or alter the terms of that employment or service arrangement.

Section 8.   Rights Upon Termination of Employment or Service.   If a SAR holder under this SAR Plan ceases to be employed by, or provide services to, the Company or any of its subsidiaries for any reason other than death or disability, his or her SAR shall immediately terminate; provided, however, the Program Administrators, in their discretion, may allow the SAR to be exercised, to the extent exercisable on the date of termination of employment or service, at any time within sixty (60) days after the date of termination of employment or service, but not beyond the SAR expiration date set forth in Section 2.

Section 9.   Rights Upon Disability of SAR Holder.   If a SAR holder becomes disabled within the meaning of Code Section 22(e)(3) while employed by the Company or any subsidiary corporation, the Program Administrators, in their discretion, may allow the SAR to (i) be exercised, to the extent exercisable on the date of termination of employment, at any time within one year after the date of termination of employment due to disability, but not beyond the SAR expiration date set forth in Section 2, and (ii) become immediately vested in full as of the date of termination of employment due to disability.

Section 10.   Rights Upon Death of SAR Holder.   If a SAR holder dies while employed by the Company or any subsidiary corporation, the Program Administrators, in their discretion, may allow the SAR to (i) be exercised, to the extent exercisable on the date of termination of employment, at any time within one year after the date of termination of employment due to death, but not beyond the SAR expiration date set forth in Section 2, and (ii) become immediately vested in full as of the date of termination of employment due to death. During this one-year or shorter period, the SAR may be exercised by the person or persons to whom the SAR holder’s rights under the SAR shall pass by will or by the laws of descent and distribution.

Section 11.   SAR Not Transferable.   A SAR granted pursuant to the terms of this SAR Plan may not be sold, pledged, assigned, or transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of a SAR holder only by that SAR holder. No such SAR shall be pledged or hypothecated in any way nor shall they be subject to execution, attachment, or similar process.

PART V
QAD INC.
OTHER STOCK RIGHTS PLAN

Section 1.   Terms and Conditions.   The purpose of the Other Stock Rights Plan (the “Stock Rights Plan”) is to promote the growth and general prosperity of the Company by permitting the Company to grant stock rights to help attract and retain superior personnel for positions of substantial responsibility with the Company and its subsidiaries to provide individuals with an additional incentive to the success of the Company. The terms and conditions of Performance Shares, Restricted Stock Units, Stock Payments or Dividend Equivalent Rights granted under the Stock Rights Plan may differ from one another as the Program Administrators shall, in their discretion, determine in each stock rights agreement (the “Stock Rights Agreement”). Unless any provision herein indicates to the contrary, this Stock Rights Plan shall be subject to the General Provisions of the Program.

Section 2.   Duration.   Each Performance Share, Restricted Stock Unit, Stock Payment or Dividend Equivalent Right and all rights thereunder granted pursuant to the terms of the Stock Rights Plan shall expire on the date determined by the Program Administrators as evidenced by the Stock Rights Agreement, but in no event shall any Performance Shares, Restricted Stock Units, Stock Payments or Dividend Equivalent Rights expire later than ten (10) years from the date on which the Performance Shares, Restricted Stock Units, Stock Payments or Dividend Equivalent Rights are granted. In addition, each Performance Share, Restricted Stock Unit, Stock Payment or Dividend Equivalent Right shall be subject to early termination as provided in the Stock Rights Plan.

Section 3.   Grant.   Subject to the terms and conditions of the Stock Rights Agreement, the Program Administrators may grant Performance Shares, Stock Payments. Restricted Stock Units or Dividend Equivalent Rights as provided under the Stock Rights Plan. Each grant of Performance Shares, Restricted Stock Units, Dividend Equivalent Rights and Stock Payments shall be evidenced by a Stock Rights Agreement, which shall state the terms and conditions of each as the Program Administrators, in their sole discretion, deem are not inconsistent with the terms of the Stock Rights Plan.

Section 4.   Performance Shares.   Performance Shares shall become payable to a Plan Participant based upon the achievement of specified Performance Objectives and upon such other terms and conditions as the Program Administrators may determine and specify in the Stock Rights Agreement evidencing such Performance Shares. Performance Shares may be paid in cash or in shares of Common Stock, or partly in cash and partly in shares of Common Stock, with or without the election of the Plan Participant, as the Program Administrators may determine and specify in the Stock Rights Agreement evidencing such Performance Shares. Each payment of Performance Shares in shares of Common Stock shall be considered a Stock Payment pursuant to Section 6 below. Each grant shall satisfy the conditions for performance-based Awards hereunder and under the General Provisions. A grant may provide for the forfeiture of Performance Shares in the event of termination of employment or other events, subject to exceptions for death, disability, retirement or other events, all as the Program Administrators may determine and specify in the Stock Rights Agreement for such grant. Payment may be made for the Performance Shares at such time and in such form as the Program Administrators shall determine and specify in the Stock Rights Agreement and payment for any Performance Shares may be made in full in cash or by certified cashier’s check payable to the order of the Company or, if permitted by the Program Administrators, by shares of the Company’s Common Stock or by the surrender of all or part of an Award, or in other property, rights or credits deemed acceptable by the Program Administrators or, if permitted by the Program Administrators, by a combination of the foregoing. If any portion of the purchase price is paid in shares of the Company’s Common Stock, those shares shall be tendered at their then Fair Market Value as determined by the Program Administrators. Payment in shares of Common Stock includes the automatic application of shares of Common Stock received upon the exercise or settlement of Performance Shares, options or other Awards to satisfy the exercise or settlement price.

Section 5.   Restricted Stock Units. Restricted Stock Units shall represent the right of a Plan Participant to receive the value of a specified number of shares of Common Stock of the Company after the Restricted Stock Units become nonforfeitable upon the achievement of specified service or performance conditions within a specified period or periods as determined by the Program Administrators. Each Stock Rights Agreement for the grant of Restricted Stock Units shall specify the number of Restricted Stock Units subject to such agreement, the service or performance conditions, the period or periods over which the conditions apply, the time or times at which the Plan Participant may receive payment, and such other terms and conditions as the Program Administrators may determine. Restricted Stock Units may be paid in cash or in shares of Common Stock, or partly in cash and partly in shares of Common Stock, with or without the election of the Plan Participant, as the Program Administrators may determine and specify in the Stock Rights Agreement evidencing such Restricted Stock Units. Each payment of Restricted Stock Units in shares of Common Stock shall be considered a Stock Payment pursuant to Section 6 below.

Section 6.   Stock Payments.   The Program Administrators may grant Stock Payments to a person eligible to receive the same as a bonus or additional compensation or in lieu of the obligation of the Company or a subsidiary to pay cash compensation under other compensatory arrangements, with or without the election of the eligible person (except in the case of stock in lieu of normal salary or compensation), provided that the Plan Participant will be required to pay an amount equal to the aggregate par value of any newly issued Stock Payments. A Plan Participant shall have all the voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Plan Participant as a Stock Payment upon the Plan Participant becoming holder of record of such shares of Common Stock; provided, however, the Program Administrators may impose such restrictions on the assignment or transfer of such shares of Common Stock as they deem appropriate and as are evidenced in the Stock Rights Agreement for such Stock Payment.

Section 7.   Dividend Equivalent Rights.   The Program Administrators may grant Dividend Equivalent Rights in tandem with the grant of Restricted Stock Units or Performance Shares that otherwise do not provide for the payment of dividends on the shares of Common Stock subject to such Awards for the period of time to which such Dividend Equivalent Rights apply, or may grant Dividend Equivalent Rights that are independent of any other such Award. Dividend Equivalent Rights may not be granted in tandem with incentive options, nonqualified options or stock appreciation rights. A Dividend Equivalent Right granted in tandem with another Award may be evidenced by the agreement for such other Award; otherwise, a Dividend Equivalent Right shall be evidenced by a separate Stock Rights Agreement. Payment may be made by the Company in cash or by shares of the Company’s Common Stock or by a combination of the foregoing, may be immediate or deferred and may be subject to such employment, performance objectives or other conditions as the Program Administrators may determine and specify in the Stock Rights Agreement for such Dividend Equivalent Rights. The total payment attributable to a share of Common Stock subject to a Dividend Equivalent Right shall not exceed one hundred percent (100%) of the equivalent dividends payable with respect to an outstanding share of Common Stock during the term of such Dividend Equivalent Right, taking into account any assumed investment (including assumed reinvestment in shares of Common Stock) or interest earnings on the equivalent dividends as determined under the Stock Rights Agreement in the case of a deferred payment, provided that such percentage may increase to a maximum of two hundred percent (200%) if a Dividend Equivalent Right is subject to a Performance Objective.

Section 8.   Compliance with Securities Laws.   Shares shall not be issued with respect to any Award granted under the Stock Rights Plan, unless the Award and the issuance and delivery of the shares pursuant thereto shall comply with all applicable provisions of foreign, state and federal law, including, without limitation, the Securities Act of 1933, as amended, and the Exchange Act, and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Program Administrators may also require a Participant to furnish evidence satisfactory to the Company, including a written and signed representation letter and consent to be bound by any transfer restrictions imposed by law, legend, condition, or otherwise, that the shares are being purchased only for investment purposes and without any present intention to sell or distribute the shares in violation of any state or federal law, rule, or regulation. Further, each Participant shall consent to the imposition of a legend on the shares of Common Stock subject to his or her Award and the imposition of stop-transfer instructions restricting their transferability as required by law or by this Section 8.

Section 9.   Continued Employment or Service.   Nothing in this Stock Rights Plan in any Award granted hereunder shall confer upon any Participant any right to continued employment by, or service to, the Company or any of its subsidiaries, or limit in any way the right of the Company or any subsidiary at any time to terminate or alter the terms of that employment or service arrangement.

Section 10.   Rights Upon Termination of Employment or Service.   If a Plan Participant under this Stock Rights Plan ceases to be employed by, or provide services to, the Company or any of its subsidiaries, his or her Award and all rights under the Stock Rights Agreement shall immediately terminate; provided, however, that the

Program Administrators may, in their sole and absolute discretion, accelerate the vesting and/or continue to vest the Award in whole or in part based upon such factors and such circumstances as the Program Administrators may determine, in their sole discretion, including, but not limited to, the Plan Participant’s retirement, death, or disability.

Section 11.   Rights Upon Disability of Participant.   If a Plan Participant becomes disabled within the meaning of Code Section 22(e)(3) while employed by the Company or any subsidiary corporation, the Program Administrators, in their discretion, may allow all Awards held by the Plan Participant to become immediately vested in whole or in part and any restrictions applicable to such Awards to lapse immediately as of the date of termination of employment due to disability.

Section 12.   Rights Upon Death of Participant.   If a Plan Participant dies while employed by the Company or any subsidiary corporation, the Program Administrators, in their discretion, may allow all Awards held by the Plan Participant to become immediately vested in whole or in part and any restrictions applicable to such Awards to lapse immediately as of the date of termination of employment due to death.

QAD INC.
ATTN: BETTY WEINERT
10,000 MIDLANTIC DRIVE
SUITE 100 WEST
MOUNT LAUREL, NJ 08054

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QAD INC.

The Board of Directors recommends you vote for the following Nominees:

1. Election of Directors	For	Withhold
a. Karl F. Lopker	☐	☐
b. Pamela M. Lopker	☐	☐
c. Scott J. Adelson	☐	☐
d. Lee D. Roberts	☐	☐
e. Leslie J. Stretch	☐	☐
f. Peter R. van Cuylenburg	☐	☐

The Board of Directors recommends a vote for Proposals 2, 3 and 4.	For	Against	Abstain
2. Advisory vote to approve the compensation paid to our Named Executives.	☐	☐	☐
3. Approve the QAD Inc. 2016 Stock Incentive Program.	☐	☐	☐
4. Approve the non-employee director equity award limitations under the 2016 Stock Incentive Program.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date